EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Among

Nelnet, Inc.,

Chela Education Financing, Inc.

and

The Education Financing Foundation of California

September 27, 2005

SCHEDULES AND EXHIBITS

Schedules
Schedule 2.1(a)(ii)	Third-Party Servicing Agreements
Schedule 2.1(a)(iii)	FFELP Loan Forward Purchase Agreements
Schedule 2.1(a)(iv)(A)	Mesa Based Purchased Assets
Schedule 2.1(a)(iv)(B)	San Francisco Based Purchased Assets
Schedule 2.1(a)(iv)(D)	Intellectual Property
Schedule 2.1(a)(iv)(E)(1)	Seller Contracts
Schedule 2.1(a)(iv)(E)(2)	Unassumed Contracts
Schedule 2.1(a)(iv)(F)	Third Party Claims
Schedule 4.4	Noncontravention (Seller)
Schedule 4.5(a)	Chela I Indenture
Schedule 4.5(b)	Chela II Indenture
Schedule 4.10	Real Property
Schedule 4.13	Permits; Compliance with Laws and Environmental Regulations
Schedule 4.14	Litigation
Schedule 4.18	Intellectual Property
Schedule 4.19	Material Contracts
Schedule 4.26	Absence of Certain Changes or Events
Schedule 4.27	No Brokers (Seller)
Schedule 5.3	Noncontravention (Foundation)
Schedule 5.6	No Brokers (Foundation)
Schedule 7.2	Consents Required for Closing
Schedule 9.5	Employees

Exhibits
Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Assignment of Intellectual Property
Exhibit D-1	CF I Loan Purchase Agreement
Exhibit D-2	CF II Loan Purchase Agreement
Exhibit E	Participation Agreement
Exhibit F	Consulting Agreement
Exhibit G	FFELP Loan Origination, Servicing, Funding and Purchase Agreement

i

Exhibit H	FFELP Loan Origination, Servicing, Funding and Purchase Agreement
Exhibit I	Private Loan Origination and Servicing Agreement
Exhibit J	Transition and Administrative Services Agreement – Oversight of Third Party Origination and Servicing Agreements and CalEdge Loan Program Agreement

v

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the “Agreement”) is made and entered into as of September 27, 2005, by and among (i) Nelnet, Inc., a Nebraska corporation (the “Buyer”), (ii) Chela Education Financing, Inc., a Delaware corporation (the “Seller”) and wholly owned subsidiary of the Foundation (as defined below) and (iii) The Education Financing Foundation of California, a California nonprofit public benefit corporation (the “Foundation”).

Preliminary Statements:

     A. The Seller owns certain assets as further identified in the definition of “Purchased Assets” herein.

     B. The Buyer desires to purchase the Purchased Assets, and the Seller desires to sell the Purchased Assets, upon the terms and subject to the conditions set forth herein.

Agreement:

     In consideration of the premises and the respective mutual agreements, covenants, representations and warranties, contained herein the sufficiency of which is acknowledged and agreed, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

     Section 1.1 Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated below, which meanings shall be equally applicable to both the singular and plural forms of such terms:

     “2004/2003 Financial Statements” means the audited combined financial statements of Chela Financial Resources, Inc. and the audited Financial Statements of Chela Financial, Inc., in each case, for the years ended December 31, 2004 and 2003.

     “Acquisition Proposal” means any proposal or offer, including, without limitation, any proposal or offer to the Foundation or the Seller (or any of their representatives or advisers), which relates to the purchase or acquisition of all or substantially all or more of the business, assets or capital stock of the Seller as comprised as of the date hereof (whether by way of merger, consolidation, asset purchase, stock purchase or similar transaction).

     “Affiliate” with respect to any Person means any Person (a “Controlling Person”) which, directly or indirectly, through one or more intermediaries, controls the subject Person or any Person which is controlled by or is under common control with a Controlling Person. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”), with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     “Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code.

     “Agreement” means this Asset Purchase Agreement, together with all exhibits and schedules attached hereto, as the same may be amended from time to time.

     “Ancillary Agreements” means the following agreements to be negotiated following this Agreement and executed as provided herein: (a) FFELP Loan Origination, Servicing, Funding and Purchase Agreement, by and between the Seller, the Subsidiaries, the Buyer & the Seller’s lender trustee on terms and provisions consistent with those set forth on the term sheet attached as Exhibit G hereto, (b) Private Loan Origination and Servicing Agreement, by and between the Seller, Chela II, the Buyer and the Seller’s lender trustee on terms and provisions consistent with those set forth on the term sheet attached as Exhibit H hereto and (c) Transition and Administrative Services Agreement – Oversight of Third Party Origination and Servicing Agreements and CalEdge Loan Program Agreement by and between the Seller, the Subsidiaries, the Foundation, the Buyer and the Seller’s lender trustee on terms and provisions consistent with those set forth on the term sheet attached as Exhibit I hereto.

     “Assignment and Assumption Agreement” is defined in Section 2.5(a) hereof.

     “Assumed Contracts” shall have the meaning set forth in Section 2.1(a)(iv)(E) hereof.

     “Authority” means any federal, state, local or foreign governmental regulatory agency, commission, bureau, authority, court or arbitration tribunal.

     “Business Assets” shall have the meaning set forth in Section 2.1(a)(iv) hereof.

     “Buyer” is defined in the preamble of this Agreement.

     “Charter” and “bylaws,” respectively, mean with respect to any entity, those instruments that, among other things, (i) define its existence, as filed or recorded with the applicable Authority, including, without limitation, such corporation’s Articles or Certificate of Incorporation, Formation, Organization or Association, and (ii) otherwise govern its internal affairs, in each case as amended, supplemented, or restated.

     “Chela I” means Chela Funding I, LLC, a Delaware limited liability company.

     “Chela I Indentures” means the indentures under which those FFELP Loans in Portfolio A owned by Chela I are pledged to secure payment of indebtedness of Chela I incurred thereunder.

     “Chela II” means Chela Funding II, LLC, a Delaware limited liability company.

     “Closing” with respect to any Purchased Assets means the satisfaction or waiver of all conditions precedent to the closing of the purchase of such Purchased Assets as set forth in Article VII, and the consummation of the sale and purchase of such Purchased Assets in accordance with this Agreement.

     “Closing Date” with respect to any Purchased Assets means the date of Closing for such Purchased Assets as determined under Section 2.5 hereof.

     “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     “Confidentiality Agreement” is defined in Section 11.2 of this Agreement.

     “Consolidation Loan” means a FFELP Loan which is a consolidation loan made pursuant to 11 U.S.C. § 1078-3 of the Higher Education Act.

     “Defeasance & Closing Notice” shall have the meaning set forth in Section 2.5(b) hereof.

     “Document” is defined in Section 3.2 of this Agreement.

     “Eligible Lender Trustee” means Union Bank of California, National Association.

     “Employee Benefit Plan” means any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (iv) Employee Welfare Benefit Plan.

     “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

     “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

     “Excluded Assets” is defined in Section 2.1(c) of this Agreement.

     “FFELP Loans” means all student loans originated or held under the Family Federal Education Loan Program and made and intended to be guaranteed pursuant to the Higher Education Act.

     “FFELP Loan Portfolio” has the meaning set forth in Section 2.1(a)(i).

     “Financial Statements” means the Most Recent Balance Sheet and the 2004/2003 Financial Statements.

     “Floors” means the right to receive the interest spread between the fixed interest rate of certain FFELP Loans contained in Portfolio A on the one hand and available financing interest rates on the other.

     “Foundation” is defined in the preamble of this Agreement.

     “GAAP” means generally accepted accounting principles as in effect in the United States of America as consistently applied by the Seller.

     “Hart-Scott-Rodino Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Higher Education Act” means Title IV, Parts B, F and G, of the Higher Education Act of 1965, as amended or supplemented and in effect from time to time, or any successor enactment thereto, and all regulations promulgated thereunder and any related directives issued by the United States Secretary of Education.

     “Initial Closing” means the Closing of the sale and purchase of Portfolio A and the Business Assets.

     “Initial Closing Date” shall have the meaning set forth in Section 2.5(b) hereof.

     “Intellectual Property” is defined in Section 4.18 of this Agreement.

     “IRS” means the Internal Revenue Service.

     “Knowledge” means (i) when applied to the Seller, the actual personal knowledge, without independent investigation, of the Chief Executive Officer and Managing Directors of the Seller and (ii) when applied to the Buyer, the actual personal knowledge, without independent investigation, of the executive officers of the Buyer.

     “Law” means any law, statute, rule or regulation, and any judgment, order, writ, injunction or decree of any Authority.

     “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, due or to become due, vested or unvested.

     “Lien” means any lien, charge, claim, restriction, encumbrance, security interest or pledge of any kind whatsoever, other than Permitted Liens.

     “Loan Purchase Agreements” means, collectively, each Loan Purchase Agreement among National Education Loan Network, Inc. (or another Affiliate of Buyer) as purchaser, Seller (or either of the Subsidiaries) as seller and the eligible lender trustee for such seller in the forms of Exhibits D-1 and D-2 attached hereto, or any other agreement substantially similar thereto.

     “Losses” means all damages (other than punitive or consequential damages), costs, obligations, losses, expenses, and fees (including court costs and reasonable attorneys’ fees and expenses) that the subject Person may sustain.

     “Material Adverse Change” or “Material Adverse Effect” means any change or effect that is materially adverse to the business, assets and condition (financial or otherwise) of the Seller and the Subsidiaries taken as a whole, provided, however, that any change or effect that is generally applicable to (i) the industries and markets in which the Seller operates; (ii) the United States or global economy, (iii) general business, regulatory or political conditions, (iv) regional business, economic, regulatory or political conditions affecting one or more regions in which the Seller operates, (v) any legislation, regulation, rule making or policy making, at any stage of the legislative or regulatory process, affecting the industry generally or (vi) the United States securities markets shall be excluded from the determination of Material Adverse Change or Material Adverse Effect; and provided, further, that any adverse change or effect on the Seller resulting from (A) the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby, or (B) the breach by Buyer of Section 6.4 hereof or the failure of the Buyer to consent to any of the actions proscribed by Section 6.3 hereof shall also be excluded from the determination of Material Adverse Change or Material Adverse Effect.

     “Material Contract” means any contract or agreement relating to Purchased Assets (including any and all amendments thereto) to which the Seller or any of the Subsidiaries is a party and which (i) is a contract with any current officer or director of the Seller or any of the Subsidiaries or is a contract solely between the Seller and any Affiliate or, (ii) relates to the future sale of any of the assets of the Seller or any of the Subsidiaries other than in the Ordinary Course of Business, for consideration in excess of $100,000, (iii) is a contract that, individually or in the aggregate, relates to indebtedness of the Seller or the Subsidiaries in excess of $250,000 or (iv) is any other contract that involves the expenditure of more than $100,000 annually that is not terminable by the Seller or a Subsidiary without penalty on notice of one hundred eighty (180) days or less.

     “Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Seller at July 31, 2005 (or such subsequent date as may become available prior to the Initial Closing Date).

     “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

     “Newly Current Loans” means any FFELP Loan that is more than 210 days delinquent as of the Initial Closing Date, or the Portfolio C Closing Date, as applicable, and is thereafter brought current prior to submitting such FFELP Loan for claim to the guarantee agency, and is not in forbearance status.

     “Non-Loan Purchased Assets” means all assets purchased under this Agreement other than Portfolio A Loans, Portfolio B Loans and Portfolio C Loans.

     “Ordinary Course of Business” means the ordinary and usual course of business of the Seller and the Subsidiaries, including such business as conducted by its and their predecessors and Affiliates.

     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     “Permits” means all material licenses, permits, orders, approvals, registrations, authorizations, and qualification filings with all Authorities required under Laws in connection with the operation of the Non-Loan Purchased Assets.

     “Permitted Liens” means (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, (ii) with respect to Real Property, easements, covenants, conditions and restrictions of record, (iii) with respect to Real Property, easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the Seller, (iv) with respect to Real Property, any zoning or other governmentally established restrictions or encumbrances, (v) workers or unemployment compensation Liens arising in the Ordinary Course of Business, (vi) mechanic’s, materialman’s, supplier’s or similar Liens arising in the Ordinary Course of Business securing amounts which are not delinquent and (vii) only with respect to Liens on items other than the Purchased Assets, other imperfections of title, easements, covenants, conditions, restrictions or Liens which would not result in a Material Adverse Effect.

     “Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, not-for-profit entity, joint venture, trust or government, or any agency or political subdivision of any government.

     “Portfolio A” means the portfolio of FFELP Loans which are owned by or on behalf of the Seller or either of the Subsidiaries, are current or up to 210 days delinquent as of the Initial Closing Date and are not in claims status and are not Portfolio B or Portfolio C FFELP Loans.

     “Portfolio B” means the portfolio of FFELP Loans which are or will be owned by or on behalf of the Seller or either of the Subsidiaries, are current or up to 210 days delinquent as of the respective Closing Date of such Portfolio B FFELP Loans and are not in claims status and are either (i) partially disbursed as of the Initial Closing Date, or (ii) partially or fully disbursed by the Seller or either of the Subsidiaries after the Initial Closing Date. Portfolio B shall also include any Newly Current Loans, and such Newly Current Loans shall be purchased at any Portfolio B Closing, except that the purchase price with respect to the Newly Current Loans shall be 100% of the outstanding principal balance thereon together with 100% of accrued and unpaid interest thereon as of the Portfolio B Closing.

     “Portfolio C” means the portfolio of FFELP Loans which are owned by or on behalf of the Seller or either of the Subsidiaries, are current or up to 210 days delinquent as of the Closing Date with respect to the Portfolio C FFELP Loans, and are not in claims status and are currently held under the Series 1998-A and B Indenture and will be purchased at such time as such FFELP Loans can be released from the lien of the Series 1998-A and B Indenture pursuant to Article VII hereof.

     “Private Loan” means a student loan which is not made pursuant to the Higher Education Act.

     “Purchase Price” is defined in Section 2.2 of this Agreement.

     “Purchased Assets” is defined in Section 2.1 of this Agreement.

     “Purchased Mesa Tangible Personal Property” is defined in Section 2.1(a)(iv)(A) of this Agreement.

     “Purchased SF Tangible Personal Property” is defined in Section 2.1(a)(iv)(B) of this Agreement.

     “Real Property” is defined in Section 4.10(a) of this Agreement.

     “Series 1998-A and B Indenture” means that certain Indenture, dated as of February 15, 1998, by and between Chela I, as successor to Chela Financial, Inc. and Chela Financial USA, Inc., and Union Bank of California, N.A., as Trustee.

     “Shares” means all of the issued and outstanding shares of stock of the Seller.

     “Student Loan Portfolio” means all FFELP Loans contained in Portfolio A, Portfolio B and Portfolio C (excluding all Private Loans) originated or held by or on behalf of the Seller or either of the Subsidiaries, which with respect to Portfolio A as of August 31, 2005 consists of FFELP Loans having an outstanding aggregate balance of approximately $2.2 billion.

     “Subsidiaries” shall mean Chela I and Chela II.

     “Superior Third Party Offer” shall mean a bona fide proposal in writing, not subject to any financing condition, to purchase or acquire all or substantially all of the Purchased Assets as comprised on the date hereof, or all or substantially all of the outstanding capital stock of the Seller (whether by way of merger, consolidation, asset purchase, stock purchase or similar transaction), which proposal contains terms and conditions that, in the good faith determination of the Seller’s or the Foundation’s board of directors, after consultation with its financial advisors and counsel, are, taken as a whole, more favorable to the Seller or the Foundation than the terms and conditions of the transaction contemplated by this Agreement with respect to factors including, but not limited to, the totality of assets subject to purchase under this Agreement and the Total Consideration to be paid upon completion of the transaction, and with respect to which the Seller’s or the Foundation’s board of directors, after consultation with counsel, reasonably determine that the failure of the Seller or the Foundation to accept such proposal would constitute a breach of fiduciary duties under applicable Law. No proposal received by the Seller or the Foundation prior to the date of this Agreement, and no proposal on economic terms substantially equivalent thereto, shall be deemed to be a Superior Third Party Offer.

     “Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware and software, supplies, materials, fixtures and other items of tangible personal property or fixtures of every kind owned or leased by the Seller (wherever located and whether or not carried on the Seller’s books) and included in the Non-Loan Purchased Assets, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component thereof and all maintenance records and other documents relating thereto.

     “Tax” or “Taxes” means any federal, state, local and foreign taxes of any kind whatsoever for which Seller is liable (including, without limitation, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, property taxes, business license taxes, occupation taxes, import duties and other governmental charges and assessments), including interest, additions and penalties with respect thereto.

     “Tax Return” means any return, declaration (including any declaration of estimated Taxes), report, claim for refund or information return or statement relating to Taxes with respect to any assets or properties of the Seller, including any schedule or attachment thereto.

     “Termination Fee” means a one-time fee that the Seller or the Foundation shall be required to pay to the Buyer in connection with a Superior Third Party Offer and following termination of this Agreement pursuant to Section 10.1(d), which fee shall equal (A) $5.75 million plus (B) the legal, accounting and other fees, costs and expenses of the Buyer incurred in connection with the Buyer’s due diligence, drafting and negotiation, execution and preparation for closing of this Agreement, the Documents and the transactions contemplated hereby and thereby; provided, that the amount of the Seller’s and Foundation’s total liability for such fees, costs and expenses hereunder shall not exceed $150,000.

     “Total Consideration” means, with respect to a Superior Third Party Offer, the total consideration to be paid or distributed to the Seller or the Foundation by the Person making the Superior Third Party Offer pursuant to such Superior Third Party Offer (and the definitive agreements providing for the same), decreased by the amount of the Seller’s or the Foundation’s prospective Liability for the Termination Fee.

     “Third-Party Servicers” means ACS Education Services, Inc., Great Lakes Higher Education Servicing Corporation, and Sallie Mae, Inc., in their respective capacities as servicer under the related Third-Party Servicing Agreements.

     “Third-Party Servicing Agreements” means those servicing agreements described in Schedule 2.1(a)(ii) hereto.

     Section 1.2 Other Definitional and Interpretive Provisions.

          (a) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it, he or she has been represented by an attorney in connection with the preparation and execution of this Agreement.

          (b) The words “hereof,” “herein,” “hereunder” and “hereto” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (c) The inclusion of any information on any schedule to this Agreement shall not be deemed to be an admission or acknowledgment by the Foundation or the Seller, in and of itself, that such information is required to be listed on such schedule or is material to the Seller or outside the Ordinary Course of Business, as the case may be.

          (d) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the schedules hereto is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

ARTICLE II
SALE AND PURCHASE OF PURCHASED ASSETS; PURCHASE PRICE; CLOSING

     Section 2.1 Sale and Purchase of Purchased Assets.

          (a) Purchased Assets. On the terms and subject to the conditions of this Agreement and as to the Student Loan Portfolio, the Loan Purchase Agreements (the provisions of which will govern the purchase thereof), at the applicable Closing referred to in Section 2.5 hereof, the Seller shall sell, convey, assign, transfer and deliver to the Buyer (or cause the Subsidiaries to do so), and the Buyer shall purchase, acquire and accept delivery of all of the Seller’s (or the Subsidiaries’ as the case may be) right, title and interest in and to the following assets (collectively, the “Purchased Assets”), free and clear of any Liens of any nature whatsoever other than Permitted Liens:

(i)	FFELP Loan Portfolio. The following (collectively, the “FFELP Loan Portfolio”) shall be sold by the Seller or its subsidiaries to the Buyer or its designee(s) as set forth in the two Loan Purchase Agreements (which the Buyer and Seller shall cause to be executed and delivered by all parties thereto on the date of execution of this Agreement):

(A)	Portfolio A. Each FFELP Loan contained in Portfolio A (having an aggregate outstanding principal balance of approximately $2.2 billion as of August 31, 2005);

(B)	Portfolio C/1998 A-B Loans. Each FFELP Loan contained in Portfolio C (having a projected aggregate outstanding principal balance of approximately $22 million as of the anticipated Closing Date for Portfolio C);

(C)	Portfolio B/Loans in Process. Each FFELP Loan contained in Portfolio B;

(ii)	Third-Party Servicing Agreements. Pursuant to the Assignment and Assumption Agreement, all right, title and interest in and to the Third-Party Servicing Agreements set forth on Schedule 2.1(a)(ii), to the extent they relate to the FFELP Loans comprising Portfolio A, Portfolio B, and (upon the release of the lien of the Series 1998-A and B Indenture with respect to the FFELP Loans comprising Portfolio C) Portfolio C, upon sale of such FFELP Loans pursuant to the applicable Loan Purchase Agreement;

(iii)	FFELP Loan Forward Purchase Agreements and Application Services Agreements. Pursuant to the Assignment and Assumption Agreement, all forward purchase agreements pursuant to which the Seller or either of the Subsidiaries has committed to purchase FFELP Loans in the future, together with certain agreements relating to application services performed by third parties, all as more particularly described in Schedule 2.1(a)(iii), attached hereto.

(iv)	Origination & Servicing Business and Related Assets. The following assets (collectively, the “Business Assets”):

(A)	Mesa-Based Assets. All Tangible Personal Property and leasehold interest in the Real Property located at, used by or owned by or on behalf of the Seller in connection with the Seller’s loan origination and servicing center as currently conducted and operated in Mesa, Arizona, as a going concern, as more particularly identified in Schedule 2.1(a)(iv)(A), attached hereto (such Tangible Personal Property as used herein, the “Purchased Mesa Tangible Personal Property”);

(B)	San Francisco-Based Assets. Any Tangible Personal Property located in San Francisco, California or in any other location that is currently used solely by employees to be hired by Buyer under Section 9.5 hereto and more particularly identified in Schedule 2.1(a)(iv)(B), attached hereto (collectively, the “Purchased SF Tangible Personal

Property”). With respect to the leasehold interest of the Real Property located in San Francisco, California, the Buyer shall sublease or otherwise assume rights in such lease at the Initial Closing Date, for which Buyer shall pay a proportionate share of the costs and expenses of such leasehold interest, and between the date hereof and the Initial Closing Date, the parties shall use commercially reasonable efforts to determine the amount of square footage to be assumed and the other terms thereof.

(C)	Records. All data, records and information that is stored in a paper, an electronic or other medium and is retrievable in perceivable form, relating solely to the Purchased Assets;

(D)	Intellectual Property. All Intellectual Property of the Seller and the Subsidiaries relating to FFELP Loan origination, servicing or ownership, as more particularly described in Schedule 2.1(a)(iv)(D), attached hereto;

(E)	Seller Contracts. The agreements and contracts to which the Seller or either of the Subsidiaries is a party, relating to the Purchased Assets that are either (1) identified in Schedule 2.1(a)(iv)(E)(1), attached hereto or (2) requiring less than $100,000 in annual payments and terminable upon 30 days or less prior written notice, unless identified by the Buyer prior to the Initial Closing as not being assigned or assumed or set forth on Schedule 2.1(a)(iv)(E)(2); provided, however, that the Buyer shall not reject the Third Party Servicing Agreements, the Mesa lease or any contracts currently listed on Schedule 2.1(a)(iv)(E)(2) (collectively, the “Assumed Contracts”); it being understood that between the date hereof and the Initial Closing Date, the Seller and the Buyer shall use commercially reasonable efforts to review all seller contracts and mutually determine (subject to Buyer’s right to finally determine) whether such contracts should be assumed by Buyer and listed on Schedule 2.1(a)(iv)(E)(1) or not assumed by Buyer and listed on Schedule 2.1(a)(iv)(E)(2); and

(F)	Third Party Claims. All claims and rights of the Seller or either of the Subsidiaries against other Persons relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including without limitation all such claims as more particularly identified in Schedule 2.1(a)(iv)(F), attached hereto.

          (b) Excluded Assets. Any assets of the Seller that are not included in the Purchased Assets (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of the Seller or a Subsidiary after the Closings contemplated hereunder, including without limitation Seller’s interests in Private Loans, cash, minute books, stock records, any FFELP Loans that are not contained in Portfolio A, Portfolio B or Portfolio C, any lender identification (“LID”) numbers issued by the United States Secretary of Education to the Seller or either of the Subsidiaries, insurance policies and rights in connection with assets of employee benefit plans.

          (c) Division and Use of Tangible Personal Property. Between the date hereof and the Initial Closing Date, the Seller and the Buyer shall use commercially reasonable efforts to review all Seller Tangible Personal Property and mutually determine which Tangible Personal Property should be included in the Purchased Assets as Purchased Mesa Tangible Personal Property and Purchased SF Tangible Personal Property and which should be an Excluded Asset. From the Initial Closing and until September 30, 2006, each of (i) the Buyer shall allow the Seller to have reasonable access to and use of, to the extent such access and use is in Seller’s ordinary course of business and without material growth or expansion in from Seller’s prior access and use, the Purchased Mesa Tangible Personal Property and the Purchased SF Personal Property for reasonable compensation to be determined by the Buyer and Seller prior to the Initial Closing Date and (ii) the Seller shall allow the Buyer to have reasonable access to and use of, to the extent such access and use is in Buyer’s ordinary course of business, the Excluded Assets for reasonable compensation to be determined by the Buyer and Seller prior to the Initial Closing Date. With respect to the lock-box at Wells Fargo Bank, National Association, the Buyer will continue to provide the Seller and the Foundation with access to and use of the lock-box, and between the date hereof and the Initial Closing Date, the Seller and the Buyer shall use commercially reasonable efforts to mutually determine the terms of such use.

          (d) Consents and Fees for Third Party Servicing Agreements. In the event that any party to a Third Party Servicing Agreement shall require a per loan fee or other expenses to be paid by Seller in order to (i) assign the respective Third Party Servicing Agreement to the extent it relates to FFELP Loans sold pursuant to the Loan Purchase Agreements, or (ii) transfer the servicing of such FFELP Loans thereunder to a servicing agreement between Buyer, or an Affiliate thereof, and the Third-Party Servicer, and, in either case, a written acknowledgement that the Seller and its Subsidiaries have no further obligations under the Third-Party Servicing Agreement with respect to the servicing of such FFELP Loans, then Buyer shall pay such fees and expenses to the requesting party; provided, however, that the Buyer may waive the requirement that the Seller assign any such Third Party Servicing Agreement pursuant to Section 7.2(b)(ii), Section 7.3(b)(ii) or Section 7.4(b)(2) and subject to Section 8.2(e). In the event that the landlord under the Mesa lease requires that any fees be paid by Seller in order to assign the Mesa lease to Buyer, then Buyer and Seller shall split evenly any such fees. The Buyer covenants and agrees that with respect any contract between the Buyer or any of its Affiliates and the Seller which is to be included in the Assumed Contracts, the Buyer shall (and shall cause its Affiliates to) consent to the assignment and transfer of such agreement to Buyer without cost or expense to Seller.

          (e) Assignment of Other Contracts. To the extent that the Seller is not a party to any agreement identified on Schedule 2.1(a)(iv)(E)(1) or a party other than the Seller’s consent is required to assign such agreement, the Seller shall use its commercially reasonable efforts to have such contract assigned to the Buyer, but the Buyer shall not have any claim for damages or reduction of the Purchase Price to the extent that such contract is not assigned.

     Section 2.2 Purchase Price

          (a) As payment in full for the Purchased Assets being acquired, the Buyer shall pay to the Seller or the Subsidiaries, as the case may be (depending on which entity owns such particular Purchased Assets), at the respective Closing at which such assets are being transferred, in the manner set forth in this Article II, the amounts set forth below:

(i)	FFELP Loan Portfolio. As more specifically provided in the Loan Purchase Agreements, as consideration for the purchase and sale of the FFELP Loan Portfolio:

(A)	Portfolio A. With respect to FFELP Loans in Portfolio A, the Buyer shall pay to the Seller or either of the Subsidiaries, whichever beneficially owns the FFELP Loans being purchased, an amount equal to 103.89% of the aggregate outstanding principal balance and 100% of accrued and unpaid interest thereon, all as of the Initial Closing Date. Buyer shall also pay to Seller or either of the Subsidiaries, whichever beneficially owns the FFELP Loans being purchased, on the Initial Closing Date an additional $15 million in proceeds representing premium based upon the Floors. The Seller shall cooperate (at no out of pocket cost or liability to Seller) with such sale or monetization upon the reasonable request of the Buyer.

(B)	Portfolio C. With respect to FFELP Loans in Portfolio C, the Buyer shall pay to the Seller or either of the Subsidiaries, whichever beneficially owns the FFELP Loans being purchased, an amount equal to 103.89% of the aggregate outstanding principal balance and 100% of accrued and unpaid interest thereon all as of the subsequent Closing of the purchase of such FFELP Loans (which shall occur promptly upon the release of the lien of the Series 1998-A and B Indenture on such FFELP Loans).

(C)	Portfolio B. (1) With regard to FFELP Loans in Portfolio B which are (a) partially disbursed prior to or as of the Initial Closing Date or (b) fully or partially disbursed by Seller or the Subsidiaries within 90 days of the Initial Closing Date, the Buyer shall pay to the Seller or either of the Subsidiaries, whichever beneficially owns the FFELP Loans being purchased, an amount equal to 103.89% of the aggregate outstanding principal balance and 100% of accrued and unpaid interest thereon and (2) with regard to FFELP Loans in Portfolio B which have not been fully or partially disbursed by Seller as of the 90th day following the Initial Closing Date, the Buyer shall pay to the Seller or either of the Subsidiaries, whichever beneficially owns the FFELP Loans being purchased, an amount equal to 100% of the aggregate outstanding principal balance and 100% of accrued and unpaid interest thereon, all as of the subsequent Closing of the purchase of such FFELP Loans. FFELP Loans in Portfolio B shall be sold on a monthly basis or as otherwise mutually agreed by the parties. To the extent that the Buyer or its Affiliates purchases participation interests in FFELP Loans in Portfolio B, the principal balance of such participation interests, together with accrued and unpaid interest thereon, as of the related Closing Date shall be netted against and applied as a credit on the purchase price for the FFELP Loans in Portfolio B.

(D)	On the Initial Closing Date, Buyer shall pay to Seller an amount determined in accordance with Section 2.5(f) for the purchase of participation interests in FFELP Loans in Portfolio B.

(ii)	Purchased Assets Other than Student Loan Portfolio. Buyer shall pay to Seller the amount of $11 million for the Business Assets.

          (b) The Purchase Price shall be subject to the following credits and adjustments:

(i)	Any rents due and owing with respect to assigned leases and other Assumed Contracts, ad valorem and personal property Taxes with respect to Purchased Assets for the year in which the Initial Closing occurs shall be prorated between the Seller and the Buyer as of the Initial Closing Date and an appropriate adjustment to the Purchase Price of the Business Assets shall be made. If the amount of such Taxes with respect to any of the Purchased Assets for 2005 has not yet been determined as of such Initial Closing Date, then the Taxes with respect to such Purchased Assets for the preceding calendar year shall be used to calculate such prorations. An appropriate increase to the Purchase Price shall be made for any prepaid expenses or deposits made prior to the Initial Closing Date for periods after the Initial Closing Date. An appropriate increase to the Purchase Price for the Business Assets shall be made for any prepaid expenses or deposits made prior to the Initial Closing Date.

(ii)	Consolidation Loan rebate fees payable to the Secretary of Education at the end of the month in which the applicable Closing Date occurs with respect to FFELP Loans which are Consolidation Loans shall be prorated between the Seller and the Buyer as of the applicable Closing Date, and shall be an adjustment to the Purchase Price of the Student Loan Portfolio due from the Buyer at the applicable Closing.

(iii)	To the extent that the Buyer or its Affiliates have purchased participation interests in FFELP Loans in Portfolio B, the principal balance of such participation interests, together with accrued and unpaid interest thereon, as of the related Closing Date shall be credited against and reduce the Purchase Price of Student Loan Portfolio to be paid by the Buyer at the Closing therefor.

(iv)	To the extent that the Seller has not paid to Buyer such amount, the amount of the Seller’s portion of the filing fee required in connection with filings made under the Hart-Scott-Rodino Act shall reduce the Purchase Price.

          (c) For a period of one hundred and eighty (180) days from and after the Initial Closing, in the event that either party (the “Sending Party”) believes that it is entitled to an adjustment to the Purchase Price as a result of Sections 2.2(b), such party may provide written notice to the other party (the “Receiving Party”) of such credit. Upon receipt of such notice, the Receiving Party shall use commercially reasonable efforts to review and respond to such notice and the Receiving Party and Sending Party shall negotiate in good faith to promptly settle the amount of the adjustment.

     Section 2.3 Payment of Purchase Price. At the applicable Closing, the Buyer shall pay the Purchase Price for the applicable Purchased Assets to the Seller or the Subsidiaries, as the case may be, in immediately available funds by wire transfer to the account designated in writing by the Seller; provided, however, that the Seller or the Subsidiaries, as the case may be, may, by written notice, direct the Buyer to deliver a portion of the Purchase Price to certain third parties in payment of certain fees, expenses, costs or other obligations arising out of or in connection with the transactions contemplated in this Agreement.

     Section 2.4 Assumed Liabilities. The transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Purchased Assets unless the Buyer expressly assumes such Liability pursuant to this Section 2.4 or the Assignment and Assumption Agreement. At the Initial Closing, the Buyer shall assume and agree to discharge only the following Liabilities of the Seller: (a) all Liability for obligations and Liabilities relating to periods from and after the Initial Closing Date under the Assumed

Contracts and (b) all Liability incident to Buyer’s ownership and operation of the Purchased Assets relating to periods from and after the Initial Closing Date. The Seller shall retain and discharge as its sole responsibility any Liability which is not expressly assumed by the Buyer above, including without limitation any Liability arising from any agreement to which the Seller is a party and which is not assigned to the Buyer hereunder.

     Section 2.5 Closing.

          (a)Place of Closing. Except as otherwise agreed, each Closing shall take place at the offices of the Seller, located at 388 Market Street, 12th Floor, San Francisco, California 94111 at 8:00 am (local time) on the Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the applicable Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

          (b)Initial Closing. At such time as Seller determines that (i) the conditions precedent set forth in Section 7.1 have been satisfied or waived and (ii) the conditions precedent set forth in Section 7.2 are satisfied or capable of being satisfied (it being acknowledged and agreed that the Initial Closing shall take place simultaneously with the defeasance of the Chela I Indentures as provided in Section 7.2(b)(iv)), the Seller shall promptly consult with the Buyer as to the status of such conditions and shall promptly deliver to Buyer a notice (the “Defeasance & Closing Notice”) of the status of such conditions and such notice shall provide that the Initial Closing shall occur on the fifth business day after the date on which such notice is delivered by Seller (the “Initial Closing Date”). In addition to any other documents to be delivered under other provisions of this Agreement, on the Initial Closing Date, the following documents shall be delivered:

(i)	The Seller shall deliver to the Buyer:

(A)	a bill of sale for all of the Purchased Assets that are Tangible Personal Property (other than FFELP Loans) in the form of Exhibit A, attached hereto, executed by the Seller;

(B)	an assignment of all the Purchased Assets that are intangible personal property in the form of Exhibit B, attached hereto, which assignment shall also contain the Buyer’s undertaking and assumption of the Liabilities assumed pursuant to Section 2.4 hereof (the “Assignment and Assumption Agreement”), executed by the Seller;

(C)	an assignment of the Intellectual Property in the form of Exhibit C, attached hereto, executed by the Seller; and

(D)	applicable loan transfer addenda, certificates, bills of sale and blanket endorsements, signed by the Subsidiaries or the

Eligible Lender Trustee, as applicable in the forms set forth as Exhibits D-1 and D-2, relating to the Loan Purchase Agreements executed as of the date of this Agreement.

(ii)	The Buyer shall deliver to the Seller:

(A)	the Purchase Price as provided herein; and

(B)	the Assignment and Assumption Agreement, executed by the Buyer.

          (c) Closing of Portfolio B. Closing of the purchases and sales of Portfolio B shall occur on the dates described in Section 2.2(a)(i)(C) upon the satisfaction or waiver of the conditions precedent set forth in Section 7.3.

          (d) Closing of Portfolio C. With respect to sales of FFELP Loans comprising Portfolio C, the parties acknowledge that the Seller will not be able to accomplish a defeasance of the Series 1998-A and B Indenture, and the release of such FFELP Loans from the lien thereof until subsequent to the Initial Closing Date. The Seller agrees to take all necessary and appropriate actions to defease the Series 1998-A and B Indenture and obtain a release of the lien created thereby as soon as practicable, and to cooperate with and inform the Buyer with respect to all such efforts. Closing of the purchase and sale of Portfolio C shall occur upon the satisfaction or waiver of the conditions precedent set forth in Section 7.4 (it being acknowledged and agreed that the sale of Portfolio C shall take place simultaneously with the defeasance of the Series 1998-A and B Indenture as provided in Section 7.4(b)(iv)).

          (e) Provisions Relating to FFELP Loan Sales. All FFELP Loan sales, and all representations, warranties, covenants and agreements relating thereto, shall be governed by the terms and provisions of the applicable Loan Purchase Agreement.

          (f) Periodic Sales of Portfolio B. In addition, after the Initial Closing Date, the Seller or either of its Subsidiaries shall sell and the Buyer shall purchase FFELP Loans comprising Portfolio B in successive Closings, on a monthly basis, or on such other schedule as the parties may mutually agree upon, on a date which is between 60 and 90 days after final disbursement of such FFELP Loans. The Buyer or its Affiliate shall purchase on the Initial Closing Date, a 100% participation interest in FFELP Loans in Portfolio B which are partially disbursed as of the Initial Closing Date, and shall purchase a 100% participation interest in FFELP Loans in Portfolio B which are partially or fully disbursed thereafter immediately upon such partial or full disbursement in accordance with the terms and provisions contained in the Participation Agreement, attached hereto as Exhibit E.

          (g) Effective Date. The effective date for the sale of any Purchased Assets shall be on the Closing Date with respect to such Purchased Assets.

     Section 2.6 Tax Allocation. The Seller and the Buyer shall agree upon and prepare an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Code §1060 and Treasury regulations thereunder (and any similar provisions of state, local or foreign law, as appropriate), within fifteen (15) days prior to the Initial Closing Date. The Seller and the Buyer and their Affiliates shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by the Seller. The parties hereto shall timely and properly prepare, execute, file, and deliver all such documents, forms and other information as the other parties may reasonably request in preparing such allocation. Neither the Seller, the Foundation nor the Buyer shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER

     In order to induce the Foundation and the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer hereby represents and warrants to the Foundation and the Seller, as of the date of this Agreement and as of the applicable Closing Date, except for any representation or warranty limited by its terms to a specific date, in which case the Buyer represents and warrants as of such date, as follows:

     Section 3.1 Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization. Copies of the Charter and bylaws of the Buyer and all amendments thereto as in effect on the date hereof have been made available to the Seller and are complete and correct as of the date hereof.

     Section 3.2 Authority; Enforceability. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement, and the other agreements, instruments, certificates and documents contemplated hereby (each a “Document” and, collectively, the “Documents”) to which it is a party, to perform its obligations under each such Document, and to consummate the transactions contemplated by this Agreement and each such Document. The execution, delivery and performance by the Buyer of this Agreement and each Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer (including approval of its Board of Directors and shareholders). This Agreement and each Document to which the Buyer is a party is, or upon its execution and delivery will be, a valid and binding obligation of the Buyer, enforceable against it in accordance with the terms thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     Section 3.3 Noncontravention. Neither the execution, delivery or performance by the Buyer of this Agreement or any Document to which it is a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, nor compliance by the Buyer with any of the provisions hereof or thereof will (i) violate any Law applicable to the Buyer or its assets or properties or (ii) conflict with, or result in any violation of or breach or default (with or without the passage of time or the giving of notice or both) under, or give rise to a right of termination or cancellation under or require any consent under (x) the Charter, by-laws or other governing documents of the Buyer or (y) any material instrument or agreement to which the Buyer is a party or by which the Buyer or its properties may be bound or affected.

     Section 3.4 Consents and Approvals. No filing with, and no permit, authorization, consent or approval of any Authority or any other Person is necessary for the consummation by the Buyer of the transactions contemplated hereby, except for compliance with the applicable requirements of the Hart-Scott-Rodino Act and compliance with applicable California Law with respect to notice to the California Attorney General.

     Section 3.5 No Brokers. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

     Section 3.6 Reserved.

     Section 3.7 Financial Capacity; Solvency. The Buyer (i) has, and at the Closing will have, sufficient internal cash (taking into account any unfunded, but committed financing) in an aggregate amount sufficient to pay the Purchase Price payable as required by this Agreement, and to make all other necessary payments in connection with the purchase of the Purchased Assets and to pay all related fees and expenses, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and (iii) has not, and as of the Closing, shall not have, incurred any obligation, commitment, restriction or liability of any kind which would impair or adversely affect such resources and capabilities, including, without limitation, after giving effect to any obligation, commitment, restriction or liability of any kind with respect to this Agreement. Immediately after giving effect to the transactions contemplated hereby, the Buyer will not (x) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (y) have unreasonably small capital with which to engage in its business, or (z) have incurred debts beyond its ability to pay as they become due.

     Section 3.8 Litigation. There are no actions, suits, claims or proceedings pending or, to the Knowledge of the Buyer, threatened against or involving the Buyer or any of its assets or properties by or before any Authority that question the validity of this Agreement or that seek to prohibit, enjoin, delay or otherwise challenge the consummation of the transactions contemplated hereby. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against the Buyer or any of its assets or properties which prohibit or enjoin, or to the Knowledge of the Buyer, threaten to prohibit or enjoin the consummation of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

     In order to induce the Buyer to enter into this Agreement, and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Buyer, (a) as of the date of this Agreement and (b) as of the Initial Closing Date, except in each case for any representation or warranty limited by its terms to a specific date, in which case the Seller represents and warrants as of such date, as follows.

     Section 4.1 Organization; Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller was formed under the laws of the State of Delaware on December 31, 2004 and commenced student loan related operations on January 31, 2005. Copies of the Charter and bylaws of the Seller and all amendments thereto as in effect on the date hereof have been made available to the Buyer and are complete and correct as of the date hereof.

     Section 4.2 Authority to do Business. The Seller (a) has all requisite corporate power and authority to own, lease and operate its properties and to conduct its businesses in the manner now conducted and (b) is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its properties and assets or the conduct of its businesses requires it to be so licensed or qualified, except where the failure to be in good standing or to be duly licensed or qualified to do business would not have a Material Adverse Effect.

     Section 4.3 Authority, Enforceability. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Documents to which it is a party, to perform its obligations under this Agreement and each such Document, and to consummate the transactions contemplated by this Agreement and each such Document. The execution, delivery and performance by the Seller of this Agreement and each Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller (including approval by the Seller’s Board of Directors and sole shareholder). This Agreement and each such Document to which the Seller is a party is, or upon its execution and delivery will be, a valid and binding obligation of the Seller, enforceable against it in accordance with the terms thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     Section 4.4 Noncontravention. Except as set forth on Schedule 4.4 hereto, neither the execution, delivery or performance by the Seller of this Agreement or any Document to which it or any Subsidiary is a party, nor the consummation by the Seller of the transactions contemplated hereby or thereby, nor compliance by the Seller with any of the provisions hereof or thereof will (i) violate any Law applicable to the Seller, the Subsidiaries or their assets or properties or (ii) conflict with, or result in any violation of or breach or default (with or without the passage of time or the giving of notice or both) under, or give rise to a right of termination or cancellation under or require any consent under (x) the Charter, bylaws or other governing documents of the Seller or the Subsidiaries or (y) any Material Contract.

     Section 4.5 Subsidiaries.

          (a) Chela I is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware. Chela I was formed under the laws of the State of Delaware on January 11, 2005 and commenced student loan related operations on January 31, 2005. Chela I is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. The Seller is the sole member of Chela I. Set forth on Schedule 4.5(a) hereto is a list of the indentures of trust to which Chela I is a party. The Liens on Purchased Assets created by such indentures of trust shall be released as of the respective Closing except as otherwise provided herein. Chela I has all requisite limited liability company power and authority to own its properties and carry on its business as presently conducted.

          (b) Chela II is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware. Chela II was formed under the laws of the State of Delaware on January 11, 2005 and commenced student loan related operations on January 31, 2005. Chela II is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. The Seller is the sole member of Chela II. Set forth on Schedule 4.5(b) hereto is a list of the indentures of trust to which Chela II is a party. The Liens on Purchased Assets created by such indentures of trust shall be released as of the respective Closing except as otherwise provided herein. Chela II has all requisite limited liability company power and authority to own its properties and carry on its business as presently conducted.

          (c) Other than as set forth in this Section 4.5, the Seller does not have any subsidiaries.

     Section 4.6 Reserved.

     Section 4.7 Reserved.

     Section 4.8 Undisclosed Liabilities. Neither the Seller nor either of the Subsidiaries has any Liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, except for Liabilities (i) set forth in the Financial Statements (or in any notes thereto), (ii) consisting of trade payables incurred in the Ordinary Course of Business under contracts, leases, licenses and other arrangements to which the Seller or any of its assets may be bound, (iii) reflected on any schedule to this Agreement, (iv) which have arisen in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, (v) incurred in connection with the transactions contemplated hereby or as otherwise contemplated or permitted by this Agreement, (vi) that are otherwise the subject of any other representation or warranty contained in this Article IV or (vii) that would not reasonably be expected to have a Material Adverse Effect.

     Section 4.9 Tangible Personal Property.

          (a) The Seller has valid leasehold interests in all leases of material Tangible Personal Property constituting Non-Loan Purchased Assets which it leases or purports to lease, in each case free and clear of any Liens, other than Permitted Liens.

          (b) There are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by the Seller under any of such leases of personal property which it is operating, or by any other party to any such lease, except for (i) such defaults and events as to which requisite waivers or consents have been obtained or (ii) defaults which could not reasonably be expected to have a Material Adverse Effect.

     Section 4.10 Real Property.

          (a) Schedule 4.10 hereto sets forth a list of all real property constituting Non-Loan Purchased Assets owned, beneficially or of record by the Seller, or leased, subleased or otherwise occupied by the Seller, indicating the nature of its interest therein (collectively, the “Real Property”). The Seller has (i) good and valid fee title to all of the Real Property which it owns or purports to own, and (ii) valid leasehold interests in all leases of Real Property which it leases or purports to lease, free and clear of any Liens, other than Permitted Liens. To the Knowledge of the Seller, there are no pending condemnation, expropriation, eminent domain or similar proceedings affecting all or any material portion of such Real Property.

          (b) All Real Property leases under which the Seller is operating are valid and in full force and effect, no notice of termination has been received by the Seller with respect thereto and, to the Knowledge of the Company, there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by the Seller thereunder or by any other party thereto, except for (i) such defaults and events as to which requisite waivers or consents have been obtained or (ii) defaults which, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     Section 4.11 Reserved.

     Section 4.12 Reserved.

     Section 4.13 Permits; Compliance With Laws and Environmental Regulations. To the Knowledge of the Company, the Seller and the Subsidiaries hold and are in compliance with all Permits as they relate to Non-Loan Purchased Assets and are in compliance with all requirements of applicable Law, including environmental regulations as they relate to Non-Loan Purchased Assets, except where the failure to hold any such Permit or to comply with any such Permit or Law could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.13 hereto, no written notice, citation, summons or order has been received by the Seller or any Subsidiary, no complaint has been filed and served on the Seller or any Subsidiary, no penalty has been assessed and, to the Knowledge of the Seller, no investigation, proceeding or review is pending or threatened (i) with respect to any alleged violation by the Seller or any Subsidiary of any Law or Permit relating to Non-Loan Purchased Assets, or (ii) with respect to any alleged failure by the Seller or any Subsidiary to have any Permit relating to Non-Loan Purchased Assets. A true and correct list of all material Permits is set forth on Schedule 4.13.

     Section 4.14 Litigation. Except as set forth on Schedule 4.14 hereto, (a) there are no actions, suits, claims or proceedings outside of the Ordinary Course of Business that are pending or, to the Knowledge of the Seller, threatened against or involving the Seller, either of the Subsidiaries, the Non-Loan Purchased Assets, or any of the officers or directors of the Seller in such capacities, by or before any Authority which, if adversely determined, would have a Material Adverse Effect and (b) there are no actions, suits, claims or proceedings in the Ordinary Course of Business that are pending or, to the Knowledge of the Seller, threatened against or involving the Seller, either of the Subsidiaries, the Non-Loan Purchased Assets, or any of the officers or directors of the Seller in such capacities, by or before any Authority which, if adversely determined, individually or in the aggregate would have a Material Adverse Effect. There are no outstanding orders, writs, judgments, injunctions, stipulations, awards or decrees of any Authority against the Seller, either of the Subsidiaries, or the Non-Loan Purchased Assets, which either (i) prohibit or enjoin the consummation of the transactions contemplated hereby, or (ii) under which the Seller is in default.

     Section 4.15 Title to Non-Loan Purchased Assets. The Seller or its Subsidiaries own good and transferable title to the Non-Loan Purchased Assets free and clear of any Liens other than the Permitted Liens.

     Section 4.16 Reserved.

     Section 4.17 Tax Matters. With respect to all Taxes for which Buyer could become liable by reason of the transactions contemplated by this Agreement:

          (a) All Tax Returns relating to the Non-Loan Purchased Assets have been duly and timely (within any applicable extension periods) filed with the appropriate Authorities in all jurisdictions in which such Tax Returns are required to be filed. All Taxes (including estimated Taxes) shown to be due and payable on such Tax Returns have been paid or are reflected in accordance with GAAP as a reserve for Taxes on the Financial Statements.

          (b) There is no claim or assessment pending or, to the Knowledge of the Seller, threatened against the Seller for any alleged deficiency in Taxes relating to the Non-Loan Purchased Assets.

          (c) The Seller (to the extent applicable) has not (i) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes which remains outstanding, (ii) applied for a ruling relative to Taxes or (iii) entered into a closing agreement with any Tax Authority.

          (d) No Tax Return of the Seller relating to the Non-Loan Purchased Assets has been audited by any Tax Authority at any time.

          (e) The Seller is not a party to any written agreement providing for the allocation or sharing of Taxes relating to the Non-Loan Purchased Assets.

     Section 4.18 Intellectual Property. Except as set forth on Schedule 4.18, (i) the Seller is the sole and exclusive owner of all right, title and interest in and to all of the Intellectual Property (as defined below), other than any Intellectual Property that is licensed from third parties; (ii) no material royalties, honorariums or fees are payable by the Seller to any Person by reason of the ownership or use of any of the Intellectual Property; (iii) there are no claims pending or, to the Knowledge of the Seller, threatened against the Seller asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property; (iv) the Seller has not made any claim of, and to the Knowledge of the Seller, no Person has committed any violation or infringement by others of any of its Intellectual Property or interests therein; and (v) no material interest in any of the Seller’s Intellectual Property has been assigned, transferred, licensed or sublicensed by the Seller to any Person. As used herein, the term “Intellectual Property” shall mean all material intangible rights and property of the Seller constituting Non-Loan Purchased Assets, including all material (i) intellectual property in which the Seller has a proprietary interest, (ii) names, fictional business names, trade names, registered trademarks, service marks and applications; (iii) patents, patent applications and inventions and discoveries that may be patentable; (iv) registered and unregistered copyrights in both published and unpublished works; (v) know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and other works of authorship; and (vi) rights in Internet web sites and Internet domain names presently used by the Seller, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings, in each case, which constitute Non-Loan Purchased Assets, including but not limited to those items listed on Schedule 4.18. Schedule 4.18 sets forth a list and description of all of the Seller’s material (i) fictional business names and/or trade names, registered and unregistered trademarks, service marks and applications; (ii) patents and patent applications; and (iii) domain name registrations, in each case, which constitute Non-Loan Purchased Assets.

     Section 4.19 Material Contracts. Schedule 4.19 hereto sets forth a list of all Material Contracts. Except as set forth on Schedule 4.19, all of the Material Contracts are valid and binding and in full force and effect and there are no defaults thereunder or events which with notice or the passage of time would constitute a default by the Seller, either of the Subsidiaries or by any other party thereto, except for such defaults and events as to which requisite waivers or consents have been obtained. The Buyer, to the extent it becomes the assignee (and upon receipt of any necessary consents) of those Material Contracts which constitute part of the Non-Loan Purchased Assets, shall continue to receive all benefits of all such Material Contracts. The Seller has furnished or made available to the Buyer materially true and accurate copies of all Material Contracts and any amendments thereto.

     Section 4.20 Reserved.

     Section 4.21 Reserved.

     Section 4.22 Reserved.

     Section 4.23 Reserved.

     Section 4.24 Reserved.

     Section 4.25 Reserved

     Section 4.26 Absence of Certain Changes or Events. Since the date of the Most Recent Balance Sheet, except as contemplated by this Agreement or as set forth in Schedule 4.26, the Seller has conducted its business only in, and has not engaged in any material transaction other than according to, the Ordinary Course of Business and there has not been any change, except for changes contemplated by this Agreement, in the financial condition, properties, business or results of operations of the Seller or either of the Subsidiaries, except those changes that are not reasonably likely to have a Material Adverse Effect.

     Section 4.27 No Brokers. Except as set forth in Schedule 4.27, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller or either of the Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE FOUNDATION

     In order to induce the Buyer to enter into this Agreement, and to consummate the transactions contemplated hereby, the Foundation represents and warrants to the Buyer, as of the date of this Agreement and as of the Initial Closing Date, except for any representation or warranty limited by its terms to a specific date, in which case the Foundation represents and warrants as of such date, as follows.

     Section 5.1 Organization; Good Standing. The Foundation is a nonprofit public benefit corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its businesses in the manner where now conducted. The Foundation is a corporation described in Section 501(c)(3) of the Code and is exempt from federal income tax under Section 501(a) of the Code.

     Section 5.2 Authority; Enforceability. The Foundation has all requisite corporate power and authority to execute and deliver this Agreement and the other Documents to which it is a party, to perform its obligations under this Agreement and each such Document, and to consummate the transactions contemplated by this Agreement and each such Document. The execution, delivery and performance by the Foundation of this Agreement and each Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Foundation. This Agreement and each such Document to which the Foundation is a party is, or upon its execution and delivery will be, assuming the due authorization, execution and delivery by the other parties hereto and thereto, a valid and binding obligation of the Foundation, enforceable against it in accordance with the terms thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     Section 5.3 Noncontravention. Except as set forth on Schedule 5.3 hereto, neither the execution, delivery or performance by the Foundation of this Agreement or any Document to which it is a party, nor the consummation by the Foundation of the transactions contemplated hereby or thereby, nor compliance by the Foundation with any of the provisions hereof or thereof will (i) violate any Law applicable to the Foundation or its assets or properties, or (ii) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Foundation pursuant to, any material instrument or agreement to which the Foundation is a party or by which the Foundation or its properties may be bound or affected.

     Section 5.4 Reserved.

     Section 5.5 Litigation. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against the Foundation, or its assets or properties, which prohibit or enjoin the consummation of the transactions contemplated hereby.

     Section 5.6 No Brokers. Except as set forth in Schedule 5.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Foundation in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI
PRE-CLOSING COVENANTS

     Section 6.1 Access to Information. From and after the date hereof and until the applicable Closing Date, the Seller will give to the Buyer and the Buyer’s authorized representatives reasonable access during normal business hours to its offices, books and records, Tax Returns, contracts, commitments, officers, facilities, personnel and accountants which relate to the Purchased Assets that have not been transferred to the Buyer, and will furnish and make available to the Buyer and its authorized representatives all such documents and copies of documents and all such additional financial and operating data and other information pertaining to the Purchased Assets as the Buyer and its authorized representatives may reasonably request; provided, however, that the activities of the Buyer and its representatives shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Seller and subject to restrictions under applicable Law. Notwithstanding anything herein to the contrary, no such activity of the Buyer or its representatives shall be permitted, and the Seller may refuse to disclose any information, to the extent that such activity would (i) require the Seller or any of the Subsidiaries to disclose information (x) subject to attorney-client privilege or (y) contained in valuation reports, analyses or studies with respect to the business of the Seller or any materials referenced therein or (ii) conflict with any confidentiality obligations to which the Seller or any of the Subsidiaries is bound. Notwithstanding anything to the contrary herein, prior to the Initial Closing Date, without the prior written consent of the Seller, which may be withheld for any reason, (i) the Buyer shall not contact (a) any customers of the Seller, (b) any schools, vendors, servicers or other contract parties with whom the Seller does business, with respect to the Seller or its business, or (c) any employees of the Seller and (ii) the Buyer shall have no right to perform invasive investigations of the properties or facilities of the Seller or any of the

Subsidiaries. The Seller hereby consents to contact by the Buyer and its representatives of Douglas Dolton, Shaun Maguire, Chris Strausser, Virginia Robbins and all attorneys of the Seller and the Foundation.

     Section 6.2 Conduct of Business. During the period from the date hereof to the Initial Closing Date with respect to the Business Assets, the Seller will continue to conduct the business affairs of the Seller in the Ordinary Course of Business.

     Section 6.3 Pre-Closing Activities. Except as otherwise permitted or required by this Agreement, and except with the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), prior to the Initial Closing Date the Seller shall not:

          (a) fail to discharge or to satisfy any Lien or pay or satisfy any claim, obligation or liability (whether absolute, accrued, contingent or otherwise) relating to the Purchased Assets when the same shall become due and payable;

          (b) sell, lease, assign, transfer or otherwise dispose of any Purchased Asset having a book value in excess of $100,000 individually or $300,000 in the aggregate, other than in the Ordinary Course of Business;

          (c) knowingly permit or allow any material Purchased Asset to be subjected to any Lien, other than in the Ordinary Course of Business, or enter into any conditional sale or other title retention agreement with respect to any material Purchased Asset;

          (d) except in the Ordinary Course of Business, make any wage or salary increase or increase any other direct or indirect compensation, for or to any of its officers, directors or employees listed on Schedule 9.5, except to the extent required by existing written agreements or annual increases made in the Ordinary Course of Business;

          (e) enter into, amend, terminate or fail to renew any Material Contract except in the Ordinary Course of Business:

          (f) institute or amend any Employee Benefit Plan in so far as it relates to any employees listed on Schedule 9.5 and except as may be required by Law, or enter into or modify any material written employment arrangement with any individual who is listed on Schedule 9.5 attached hereto; or

          (g) enter into any agreement or commitment to do any of the foregoing.

     Section 6.4 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things required under applicable Law, in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all permits, authorizations, consents and approvals of any Authority or other Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the other Documents; provided, however, that no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to such party’s obligations hereunder as set forth in Article VII, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the applicable Closing. Each party hereto shall refrain from taking any action to frustrate, hinder or delay the closing of the purchase and sale transaction contemplated by this Agreement. Without limiting the generality of the foregoing, each of the parties shall (i) prepare and file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act within three (3) business days after the date hereof, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the Hart-Scott-Rodino Act and (iii) use their respective commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Act as soon as practicable. Each of the Buyer, the Seller and/or the Foundation, as the case may be, shall (x) promptly notify the other of any written communication to that party from any Authority relating to this Agreement or the purchase and sale transaction contemplated hereby and, subject to applicable Law, if practicable, permit the other party to review in advance any proposed written communication to any such Authority and incorporate such other party’s reasonable comments thereto, (y) not agree to participate in any substantive meeting or discussion with any such Authority in respect of any filing, investigation or inquiry concerning this Agreement or the purchase and sale transaction contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend and (z) furnish the other party with copies of all correspondence, filings and written communications between it and its Affiliates and their respective representatives on one hand, and any such Authority and its respective staff on the other hand, with respect to this Agreement and the purchase and sale transaction contemplated hereby.

     Section 6.5 No Shop.

          (a) From the date of this Agreement until the earlier of (i) any Closing Date, or (ii) the termination of this Agreement in accordance with Article X hereof, each of the Foundation and the Seller shall not, and shall cause their respective officers, directors, employees and other agents not to, directly or indirectly, solicit, initiate, encourage or respond to any offer or proposal regarding the purchase or acquisition of all or any portion of the Purchased Assets as comprised on the date hereof, or all or substantially all of the outstanding capital stock of the Seller (whether by way of merger, consolidation, asset purchase, stock purchase or similar transaction), other than in connection with the transactions contemplated by this Agreement; provided, however, that if the Foundation or the Seller receives an Acquisition Proposal that the Seller’s or the Foundation’s board of directors reasonably believe, in good faith and following consultation with its financial advisors and counsel, is a Superior Third Party Offer, the Seller and/or the Foundation, as the case may be (including, without limitation, their respective representatives) may respond to (including, without limitation, furnishing information (other than with respect to the specific terms of this Agreement or the Loan Purchase Agreements) and engaging in any discussions, negotiations or other communications) such Acquisition Proposal. In the event that the Seller and/or the Foundation (or their respective representatives) respond to an Acquisition Proposal in accordance with the foregoing, the Seller or the Foundation, as the case may be, shall (x) provide written notice thereof to the Buyer prior to or concurrently with furnishing information to, or entering into discussions or negotiations with, such Person concerning an Acquisition Proposal and (y) keep the Buyer informed generally of the status of such discussions or negotiations (including promptly informing the Buyer of any determination by the Seller or the Foundation to accept and agree to such Acquisition Proposal), in each case, without obligation to disclose the identity of such Person making the Acquisition Proposal or the details, terms or conditions thereof.

          (b) The Seller and/or the Foundation, as the case may be, may accept, enter into definitive agreements with respect to and consummate a Superior Third Party Offer;provided, that:

(i)	the Seller and/or the Foundation, as the case may be, has not breached in any material respect its obligations under this Section 6.5;

(ii)	the Buyer has received a copy of the Superior Third Party Offer (in substantially the form that the Seller’s and/or the Foundation’s board of directors has notified the Buyer that such board has determined to accept and agree to), including details of the price, terms and conditions of such offer, and the Buyer has failed to deliver written notice to the Seller within three (3) business days of receipt of such copy of the Superior Third Party Offer that the Buyer itself elects to enter into an agreement with the Seller that contains terms and conditions which, in the reasonable determination of the Seller’s and the Foundation’s board of directors, after consultation with its financial advisors and counsel, are, taken as a whole, substantially equal to or more favorable than the terms and conditions of the Superior Third Party Offer; and

(iii)	the Seller terminates this Agreement pursuant to Section 10.1(d).

          (c) The Termination Fee (as defined under, and in such amount as provided in, Section 1.1 hereof) shall be payable to the Buyer by the Seller (or, in the event that the Seller is unwilling or unable to make such payment, by the Foundation) within three (3) business days following termination of this Agreement pursuant to Section 10.1(d) hereof. The parties agree and intend that the Termination Fee shall be liquidated damages and not (and not deemed to be) a penalty, and payment thereof shall be the sole and exclusive remedy available to the Buyer and its Affiliates in the event the applicable Termination Fee is paid by the Seller or the Foundation under and pursuant to this Section 6.5.

     Section 6.6 Notice of Developments. Prior to any Closing Date, the Seller shall promptly notify the Buyer of any development that to the knowledge of the Seller constitutes a breach of any of the representations or warranties set forth in Article IV hereof. Unless the Buyer has the right to terminate this Agreement pursuant to Section 10.1(b) hereof and exercises that right pursuant to Section 10.1(b), the written notice pursuant to this Section 6.6 shall be deemed to amend the disclosure schedules hereto, to have qualified the representations and warranties contained in Article IV hereof, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development. Prior to any Closing Date, the Buyer shall promptly notify the Seller and the Foundation if the Buyer or any of its representatives obtains actual knowledge that any representation or warranty of the Seller in this Agreement is not true and correct in all material respects, or if the Buyer or any of its representatives obtains actual knowledge of any material errors in, or omissions from, the schedules hereto.

     Section 6.7 Confidentiality. Unless and until the transactions contemplated hereby have been consummated, the Buyer will, and will ensure that its representatives will, hold in strict confidence and not use in any way except in connection with the consummation of the transactions contemplated hereby pursuant to Section 9.2, all confidential information obtained in connection with the transactions contemplated hereby from the Seller or from any of its employees or representatives, in accordance with and subject to the terms of the Confidentiality Agreement.

     Section 6.8 Defeasance of Chela I Indentures. The Seller agrees to take, or cause to be taken, all necessary and appropriate action to defease the Chela I Indentures and obtain a release of the lien created thereby prior to the Initial Closing Date (other than with respect to the Series 1998-A and B Indenture) on the Initial Closing Date and contemporaneously with the sale of Portfolio A, and to cooperate with and inform the Buyer with respect to all such efforts.

ARTICLE VII
CONDITIONS TO CLOSING

     Section 7.1 Conditions to Obligations of Any Closing.

          (a) The obligation of the Buyer to consummate any transaction contemplated by this Agreement is subject to the satisfaction at or prior to any Closing Date of the following conditions precedent, which may be waived by the Buyer:

(i)	All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

          (b) The obligation of the Seller to consummate any transaction contemplated by this Agreement is subject to the satisfaction at or prior to any Closing Date of each of the following conditions precedent, which may be waived by the Seller:

(i)	All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

(ii)	The applicable waiting period following the provision of notice to the California Attorney General pursuant to California Corporations Code Section 5913 shall have expired.

     Section 7.2 Conditions to Obligations of Initial Closing.

          (a) The obligation of the Buyer to consummate the Initial Closing is subject to the satisfaction at or prior to the Initial Closing Date of each of the following conditions precedent, any of which may be waived by the Buyer:

(i)	There shall be in force no injunction, judgment, order, decree or ruling entered by any Authority of competent jurisdiction invalidating this Agreement or restraining, enjoining, prohibiting or otherwise preventing the consummation of the purchase and sale of Portfolio A contemplated hereby.

(ii)	The Seller shall have obtained any necessary consents to or approvals of (a) as to each Third-Party Servicer servicing any of the FEELP Loans in Portfolio A pursuant to a Third-Party Servicing Agreement, (1) in the case of ACS Education Services Inc. and Sallie Mae, Inc., the assignment of all right, title and interest in and to the related Third-Party Servicing Agreement, to the extent they relate to the FFELP Loans comprising Portfolio A, upon sale of such FFELP Loans pursuant to the applicable Loan Purchase Agreement, and (2) in the case of Great Lakes Higher Education Servicing Corporation, either (i) the assignment of all right, title and interest in and to the related Third-Party Servicing Agreement, to the extent they relate to the FFELP Loans comprising Portfolio A, upon sale of such FFELP Loans pursuant to the applicable Loan Purchase Agreement, or (ii) the transfer of servicing of such FFELP Loans to a servicing agreement between Buyer, or an Affiliate thereof, and Great Lakes Higher Education Servicing Corporation and release of the Seller and its Subsidiaries from any obligations under the Third-Party Servicing Agreement with respect to the servicing of such FFELP Loans, and (b) assignment of each of the other agreements identified in Schedule 7.2 attached hereto.

(iii)	All conditions precedent to the Buyer’s obligations under the applicable Loan Purchase Agreement shall be satisfied or waived.

(iv)	The Seller shall have delivered to the Buyer a certificate, executed by a duly authorized officer of the Seller, in his capacity as such, certifying that (i) each of the representations and warranties of the Seller set forth in Article IV of this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Initial Closing Date with the same force and effect as though made on and as of the Initial Closing Date, except for any representation or warranty limited by its terms to a specific date (which representation and warranty shall be correct in all material respects on the date so specified), in each case taking into account any deemed amendments to the disclosure schedules pursuant to Section 6.6 hereof; and (ii) the Seller shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by the Seller prior to or at the Initial Closing.

(v)	The Seller shall have delivered to the Buyer opinions of counsel, dated as of the Initial Closing Date and addressed to the Buyer (and containing customary assumptions, qualifications and limitations), opining that (i) the execution and delivery by the Seller and the Foundation of the Agreement have been duly authorized by all requisite corporate action on the part of the Seller and the Foundation and (ii) the Agreement constitutes a valid and binding obligation of the Seller and the Foundation, enforceable against the Seller and the Foundation in accordance with its terms, subject to customary assumptions, qualifications and limitations.

(vi)	The Buyer shall have received (i) a certificate of the Secretary or an Assistant Secretary of the Seller and the Foundation as to the incumbency and signatures of the officers of the Seller and the Foundation executing this Agreement, (ii) certificate issued by the Secretary of State of the State of Delaware and the State of California, as of a date reasonably acceptable to the Buyer, as to the good standing (or non-dissolution, as applicable) of the Seller and the Foundation, respectively, in such jurisdictions, and (iii) a written Lien search dated within five business days of the Initial Closing Date from offices of applicable jurisdictions.

(vii)	Each of the Ancillary Agreements, in form and substance reasonably satisfactory to the Buyer, shall have been executed and delivered by the Seller and/or its Affiliates.

          (b) The obligation of the Seller to consummate the Initial Closing is subject to the satisfaction at or prior to the Initial Closing Date of each of the following conditions precedent, any one or more of which may be waived by the Seller:

(i)	There shall be in force no injunction, judgment, order, decree or ruling entered by any Authority of competent jurisdiction invalidating this Agreement or restraining, enjoining, prohibiting or otherwise preventing the consummation of the purchase and sale of Portfolio A contemplated hereby.

(ii)	The Seller shall have obtained any necessary consents to or approvals of (a) as to each Third-Party Servicer servicing any of the FEELP Loans in Portfolio A pursuant to a Third-Party Servicing Agreement, either (1) the assignment of all right, title and interest in and to the Third-Party Servicing Agreement, to the extent they relate to the FFELP Loans comprising Portfolio A, upon sale of such FFELP Loans pursuant to the applicable Loan Purchase Agreement, or (2) the transfer of servicing of such FFELP Loans to a servicing agreement between Buyer, or an Affiliate thereof, and the Third-Party Servicer and release of the Seller and its Subsidiaries from any obligations under the Third-Party Servicing Agreement with respect to the servicing of such FFELP Loans, and (b) assignment of each of the other agreements identified in Schedule 7.2 attached hereto, unless the Buyer has waived the requirement to obtain a consent or approval as to any such particular assignment.

(iii)	All conditions precedent to the Seller’s obligations under the applicable Loan Purchase Agreement shall be satisfied or waived.

(iv)	The Chela I Indentures shall be defeased (which defeasance shall occur on the Initial Sale Date simultaneously with the purchase of Portfolio A).

(v)	The Buyer shall have delivered, or cause to be delivered, to the Seller or the Subsidiaries, as the case may be, and the Seller or the Subsidiaries, as the case may be, shall have received, the wire transfer of the Purchase Price with respect to Portfolio A and the Business Assets referred to in Section 2.3 hereof and evidence thereof.

(vi)	The Buyer shall have delivered to the Seller a certificate, executed by an authorized officer of the Buyer, in his capacity as such, certifying that (i) each of the representations and warranties of the Buyer set forth in Article III hereof shall be true and correct in all material respects on and as of the date of this Agreement and as of the Initial Closing Date with the same force and effect as though made on and as of the Initial Closing Date, except for any representation or warranty limited by its terms to a specific date (which representation and warranty shall be correct in all material respects on the date so specified) and (ii) the Buyer shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by such parties prior to or at the Initial Closing.

(vii)	The Buyer shall have delivered to the Seller an opinion of counsel, dated as of the Initial Closing Date and addressed to the Seller (and containing customary assumptions, qualifications and limitations), opining that (i) the execution and delivery by the Buyer of the Agreement have been duly authorized by all requisite corporate action on the part of the Buyer and (ii) the Agreement constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to customary assumptions, qualifications and limitations.

(viii)	The Seller shall have received (i) a certificate of the Secretary or an Assistant Secretary of the Buyer as to the incumbency and signatures of the officers of the Buyer executing this Agreement, and (ii) a certificate issued by the Secretary of State of the state in which the Buyer is incorporated, as of a date reasonably acceptable to the Seller, as to the good standing (or non-dissolution, as applicable) of the Buyer in such state.

(ix)	Each of the Ancillary Agreements, in form and substance reasonably satisfactory to the Seller, shall have been executed and delivered by Buyer and/or its Affiliates.

     Section 7.3 Conditions to Obligations of Closing of the Sale of Portfolio B.

          (a) The obligation of the Buyer to consummate the purchase of Portfolio B is subject to the satisfaction at or prior to the Closing Date for the sale of Portfolio B of each of the following conditions precedent, any of which may be waived by the Buyer:

(i)	There shall be in force no injunction, judgment, order, decree or ruling entered by any Authority of competent jurisdiction invalidating this Agreement or restraining, enjoining, prohibiting or otherwise preventing the consummation of the purchase and sale of Portfolio B contemplated hereby.

(ii)	The Seller shall have obtained any necessary consents to or approvals of assignment of (a) as to each Third-Party Servicer servicing any of the FEELP Loans in Portfolio B pursuant to a Third-Party Servicing Agreement, (1) in the case of ACS Education Services Inc. and Sallie Mae, Inc., the assignment of all right, title and interest in and to the related Third-Party Servicing Agreement, to the extent they relate to the FFELP Loans comprising Portfolio B, upon sale of such FFELP Loans pursuant to the applicable Loan Purchase Agreement, and (2) in the case of Great Lakes Higher Education Servicing Corporation, either (i) the assignment of all right, title and interest in and to the related Third-Party Servicing Agreement, to the extent they relate to the FFELP Loans comprising Portfolio B, upon sale of such FFELP Loans pursuant to the applicable Loan Purchase Agreement, or (ii) the transfer of servicing of such FFELP Loans to a servicing agreement between Buyer, or an Affiliate thereof, and Great Lakes Higher Education Servicing Corporation and release of the Seller and its Subsidiaries from any obligations under the Third-Party Servicing Agreement with respect to the servicing of such FFELP Loans, and (b) each of the other agreements identified in Schedule 7.2 attached hereto, unless the Buyer has waived the requirement to obtain a consent or approval as to any such particular assignment.

(iii)	All conditions precedent to the Buyer’s obligations under the applicable Loan Purchase Agreement shall be satisfied or waived.

          (b) The obligation of the Seller to consummate the sale of Portfolio B is subject to the satisfaction at or prior to the Closing Date for the sale of Portfolio B of each of the following conditions precedent, any one or more of which may be waived by the Seller:

(i)	There shall be in force no injunction, judgment, order, decree or ruling entered by any Authority of competent jurisdiction invalidating this Agreement or restraining, enjoining, prohibiting or otherwise preventing the consummation of the purchase and sale of Portfolio B contemplated hereby.

(ii)	The Seller shall have obtained any necessary consents to or approvals of (a) as to each Third-Party Servicer servicing any of the FEELP Loans in Portfolio B pursuant to a Third-Party Servicing Agreement, either (1) the assignment of all right, title and interest in and to the Third-Party Servicing Agreement, to the extent they relate to the FFELP Loans comprising Portfolio B, upon sale of such FFELP Loans pursuant to the applicable Loan Purchase Agreement, or (2) the transfer of servicing of such FFELP Loans to a servicing agreement between Buyer, or an Affiliate thereof, and the Third-Party Servicer and release of the Seller and its Subsidiaries from any obligations under the Third-Party Servicing Agreement with respect to the servicing of such FFELP Loans, and (b) assignment of each of the other agreements identified in Schedule 7.2 attached hereto, unless the Buyer has waived the requirement to obtain a consent or approval as to any such particular assignment.

(iii)	All conditions precedent to the Seller’s obligations under the applicable Loan Purchase Agreement shall be satisfied or waived.

(iv)	The Chela I Indentures shall have been defeased on the Initial Closing Date.

(v)	The Buyer shall have delivered, or cause to be delivered, to the Seller or the Subsidiaries, as the case may be, and the Seller or the Subsidiaries, as the case may be, shall have received, the wire transfer of the Purchase Price with respect to Portfolio B referred to in Section 2.3 hereof and evidence thereof.

     Section 7.4 Conditions to Obligations of Closing of the Sale of Portfolio C.

          (a) The obligation of the Buyer to consummate the purchase of Portfolio C is subject to the satisfaction at or prior to the Closing Date for the sale of Portfolio C of each of the following conditions precedent, any of which may be waived by the Buyer:

(i)	There shall be in force no injunction, judgment, order, decree or ruling entered by any Authority of competent jurisdiction invalidating this Agreement or restraining, enjoining, prohibiting or otherwise preventing the consummation of the purchase and sale of Portfolio C contemplated hereby.

(ii)	The Seller shall have obtained any necessary consents to or approvals of assignment of (a) as to each Third-Party Servicer servicing any of the FEELP Loans in Portfolio C pursuant to a Third-Party Servicing Agreement, (1) in the case of ACS Education Services Inc. and Sallie Mae, Inc., the assignment of all right, title and interest in and to the related Third-Party Servicing Agreement, to the extent they relate to the FFELP Loans comprising Portfolio C, upon sale of such FFELP Loans pursuant to the applicable Loan Purchase Agreement, and (2) in the case of Great Lakes Higher Education Servicing Corporation, either (i) the assignment of all right, title and interest in and to the related Third-Party Servicing Agreement, to the extent they relate to the FFELP Loans comprising Portfolio C, upon sale of such FFELP Loans pursuant to the applicable Loan Purchase Agreement, or (ii) the transfer of servicing of such FFELP Loans to a servicing agreement between Buyer, or an Affiliate thereof, and Great Lakes Higher Education Servicing Corporation and release of the Seller and its Subsidiaries from any obligations under the Third-Party Servicing Agreement with respect to the servicing of such FFELP Loans, and (b) each of the other agreements identified in Schedule 7.2 attached hereto.

(iii)	All conditions precedent to the Buyer’s obligations under the applicable Loan Purchase Agreement shall be satisfied or waived.

          (b) The obligation of the Seller to consummate the sale of Portfolio C is subject to the satisfaction at or prior to the Closing Date for the sale of Portfolio C of each of the following conditions precedent, any one or more of which may be waived by the Seller:

(i)	There shall be in force no injunction, judgment, order, decree or ruling entered by any Authority of competent jurisdiction invalidating this Agreement or restraining, enjoining, prohibiting or otherwise preventing the consummation of the purchase and sale of Portfolio C contemplated hereby.

(ii)	The Seller shall have obtained any necessary consents to or approvals of (a) as to each Third-Party Servicer servicing any of the FEELP Loans in Portfolio C pursuant to a Third-Party Servicing Agreement, either (1) the assignment of all right, title and interest in and to the Third-Party Servicing Agreement, to the extent they relate to the FFELP Loans comprising Portfolio C, upon sale of such FFELP Loans pursuant to the applicable Loan Purchase Agreement, or (2) the transfer of servicing of such FFELP Loans to a servicing agreement between Buyer, or an Affiliate thereof, and the Third-Party Servicer and release of the Seller and its Subsidiaries from any obligations under the Third-Party Servicing Agreement with respect to the servicing of such FFELP Loans, and (b) assignment of each of the other agreements identified in Schedule 7.2 attached hereto, unless the Buyer has waived the requirement to obtain a consent or approval as to any such particular assignment.

(iii)	All conditions precedent to the Seller’s obligations under the applicable Loan Purchase Agreement shall be satisfied or waived.

(iv)	The Series 1998 A and B Indenture shall be defeased (which defeasance shall occur simultaneously with the purchase of Portfolio C).

(v)	The Buyer shall have delivered, or cause to be delivered, to the Seller or the Subsidiaries, as the case may be, and the Seller or the Subsidiaries, as the case may be, shall have received, the wire transfer of the Purchase Price with respect to Portfolio C referred to in Section 2.3 hereof and evidence thereof.

     Section 7.5 Frustration of Closing Conditions. None of the Foundation, the Buyer or the Seller may rely on the failure of any condition set forth in Sections 7.1, 7.2, 7.3 or 7.4 as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE VIII
INDEMNIFICATION

     Section 8.1 Indemnification by Foundation and the Seller. From and after the Initial Closing Date and upon the terms and subject to the conditions in this Article VIII, the Foundation and the Seller jointly and severally covenant and agree to indemnify the Buyer and its officers, directors, employees, agents, representatives, stockholders, assigns, successors and Affiliates (individually, a “Buyer Indemnified Party” and collectively, “Buyer Indemnified Parties”), and hold each of them harmless, from and against all Liabilities, causes of action, lawsuits, administrative proceedings (including informal proceedings), assessments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses, including without limitation reasonable attorneys’ fees and disbursements (collectively, “Damages”) suffered, sustained, incurred or paid by the Buyer Indemnified Parties and resulting from or arising out of:

          (a) any breach or inaccuracy of any representation or warranty made by the Foundation or the Seller in this Agreement as of the Initial Closing Date;

          (b) any breach or nonfulfillment of any covenant or agreement on the part of the Foundation or the Seller in this Agreement; or

          (c) any Liability of the Seller or its Affiliates not expressly assumed by the Buyer pursuant to the terms of this Agreement, the Loan Purchase Agreements or any other Document; provided, however, that to the extent that indemnification for a particular Liability of the Seller or the Foundation or basis for such indemnification (i) is limited (whether by basket/deductible, cap/limitation, survival period, express time limitation or otherwise) under Section 8.3 of this Agreement or Section 6 or Section 10 of the Loan Purchase Agreements, or (ii) is otherwise expressly provided under the provisions of this Agreement or the Loan Purchase Agreements, then the indemnification provided under this Section 8.1(c) shall not operate to negate or limit such limitations or give rise to new or additional indemnification obligations.

     Section 8.2 Indemnification by Buyer. The Buyer covenants and agrees to indemnify the Seller, the Foundation and their respective officers, directors, employees, agents, representatives, stockholders, assigns, successors and Affiliates (individually, a “Seller Indemnified Party” and collectively, “Seller Indemnified Parties”), and hold each of them harmless, from and against all Damages suffered, sustained, incurred or paid by the Seller Indemnified Parties, resulting from or arising out of:

          (a) any breach or inaccuracy of any representation or warranty of the Buyer in this Agreement as of the Initial Closing Date;

          (b) any breach or nonfulfillment of any covenant or agreement on the part of the Buyer in this Agreement;

          (c) any liability of the Seller expressly assumed by the Buyer pursuant to the terms of this Agreement;

          (d) any breach by the Buyer or its Affiliates of any provision of the Loan Purchase Agreements; or

          (e) in the event that the Buyer waives on behalf of Seller any condition to any Closing set forth in Sections 7.2(b)(ii), 7.3(b)(ii) or 7.4(b)(ii), any liability of Seller resulting from the failure to obtain the consent to assignment of any contract party set forth on Schedule 7.2.

     Section 8.3 Limitation. Notwithstanding anything to the contrary (other than as set forth in Section 8.4 hereof), the Buyer, on behalf of itself and anyone who could make a claim by or on its behalf, the Seller, on behalf of itself and anyone who could make a claim by or on its behalf and the Foundation, on behalf of itself and anyone who could make a claim by or on its behalf, agree as follows:

          (a) There shall be no liability for indemnification under Section 8.1 unless and until the aggregate amount of Damages exceeds $275,000 (the “Deductible”), at which time the Seller and the Foundation will be obligated (subject to thisArticle VIII) to indemnify the Buyer Indemnified Parties solely with respect to Damages in excess of the Deductible; provided, however, that the Deductible shall not apply to, and shall not be reduced by, (i) Damages described in Section 8.1 that arise under Section 4.3 (Authority; Enforceability – Seller), (ii) Damages described in Section 8.1 that arise under Section 5.2 (Authority; Enforceability – Foundation) or (iii) Damages described in Section 8.1 that arise under Section 4.15 (Title to Purchased Assets).

          (b) In no event shall Seller’s and the Foundation’s aggregate liability in respect of indemnification claims pursuant to Section 8.1 (other than indemnification claims pursuant to Section 8.1(c) hereof) exceed an amount equal to $2.75 million other than indemnification claims made with respect to Section 9.6 hereof for which in no event shall the Seller’s or the Foundation’s aggregate liability in respect of all indemnification claims exceed $11 million (the “Cap”).

          (c) There shall be no liability for indemnification under Section 8.2 unless the aggregate amount of Damages exceeds $275,000 (the “Buyer Deductible”), at which time the Buyer will be obligated (subject to this Article VIII) to indemnify the Seller Indemnified Parties solely with respect to Damages in excess of the Buyer Deductible; provided, however, that the Buyer Deductible shall not apply to, and shall not be reduced by, (i) Damages described in Section 8.2 that arise under Section 3.2 (Authority; Enforceability), (ii) Damages described in Section 8.2 that arise under Section 3.5 (Brokers), (iii) Damages described in Section 8.2 that arise under Section 3.7 (Financial Capacity; Solvency) or (iv) Damages described in Section 8.2(e).

          (d) In no event shall the Buyer’s aggregate liability in respect of indemnification claims pursuant to Section 8.2 (other than indemnification claims pursuant to Section 8.2(c) hereof) exceed an amount equal to $2.75 million (the “Buyer Cap”).

          (e) The representations and warranties, covenants and agreements by or on behalf of any of the Foundation, the Subsidiaries, the Seller or the Buyer shall survive the Initial Closing and shall remain in full force and effect until (and after such time the same shall expire and be forever terminated and extinguished on; hereinafter “Expire”) one of the following dates, as applicable (the “Claim Period”); provided, that any indemnification claim set forth in a bona fide Claim Notice delivered in good faith and accordance with this Agreement before the expiration of the Claim Period shall survive until, but only for the purpose of, the resolution of such claim:

(i)	As to the representations and warranties in Section 3.2 (Authority; Enforceability – Buyer), Section 3.5 (Brokers), Section 4.3 (Authority; Enforceability – Foundation), Section 5.2 (Authority; Enforceability – Seller), Section 4.15 (Title to Purchased Assets) and as to any claim under Section 8.1(c), Section 8.2(c) or Section 9.6 hereof, the Claim Period shall Expire upon expiration of the statute of limitations applicable to a claim with respect to a breach of such representations and warranties; and

(ii)	As to any and all other representations, warranties and covenants by or on behalf of any of the Seller, the Subsidiaries, the Foundation or the Buyer, the Claim Period shall Expire upon the earlier of (i) the twenty-four (24) month anniversary of the Initial Closing Date, or (ii) the issuance of the final auditors report of the regular consolidated audit of the Buyer for fiscal year 2006.

          (f) Prior to application of the Deductible or payment of any claims under this Article VIII, the amount of any Damages shall be reduced by (i) any reimbursements or other amounts to which any of the Buyer Indemnified Parties is entitled from third parties in connection with such Damages, (ii) any condemnation award or insurance proceeds to which any of the Buyer Indemnified Parties is entitled in connection with such Damages and (iii) any Tax Benefit recognized by the Buyer in connection with any Damages. Except to the extent that any insurance coverage would thereby be reduced, each party hereby waives any and all rights of recovery against the other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, if and to the extent such loss or damage is covered by any insurance policy in force applicable to such claim. Damages under Section 8.1 and Section 8.2 hereof shall exclude any consequential, punitive or special damages of any kind. “Tax Benefit” means the present value of any refund, credit or reduction in otherwise required Tax payments, including any interest payable thereon, which present value shall be computed as of the respective Closing Date or the first date on which the right to the refund, credit or other Tax reduction arises or is reasonably estimated to accrue, whichever is latest, which amount shall be computed by assuming that (i) the Tax Benefit is realized at the highest blended (federal, state and local) marginal income Tax rate under applicable Tax laws on such date, (ii) the interest rate or rates on such date are the rate or rates paid on refunds of the applicable Tax and (iii) present value is determined by discounting to present value at a discount rate equal to the interest rate the Seller would pay on a borrowing with a term equal to a period starting on the latest of the dates set forth above in this sentence and ending on the date the Tax Benefits are expected to terminate. Any Tax Benefit shall be computed net of any directly related Tax detriment, including, but not limited to, the present value of any reduction in depreciation or amortization deductions as a result of an adjustment to the Purchase Price. The amount of any Tax detriment shall be computed in the same manner in which Tax Benefits are otherwise computed pursuant to this definition.

          (g) Once amounts have been identified and collected by any of the Indemnified Parties with respect to a claim for indemnification hereunder, any right of any claimant to indemnification with respect to such claim, or the facts or circumstances relating to such claim, shall terminate absolutely.

     Section 8.4 Reserved.

     Section 8.5 Indemnification Procedures. All claims for indemnification under this Article VIII shall be asserted and resolved as follows:

          (a) In the event that any Person entitled to indemnification hereunder (the “Indemnified Party”) has a claim against any party obligated to provide indemnification pursuant to this Article VIII (the “Indemnifying Party”) which does not involve a claim being sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice (as defined in Section8.5(b)) with respect to such claim to each Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from receipt of the Claim Notice (the “Notice Period“) that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 8.5, the Indemnified Party shall have thirty (30) days to respond in a written statement to the objection (the “Response Period”). If after the Response Period there remains a dispute as to any claims, the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims (the “Negotiation Period”). If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If after the Negotiation Period a dispute remains as to any claims, the Indemnified Party shall have the right to seek to enforce such disputed indemnification claim in a court of competent jurisdiction in accordance with Section 11.12 and Section 11.13 hereof.

          (b) In the event that any claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the “Claim Notice”). The Indemnifying Party shall, within the Notice Period, notify the Indemnified Party (i) whether or not such Indemnifying Party disputes the liability to the

Indemnified Party hereunder with respect to such claim and (ii) if such Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim, provided that such Indemnifying Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party’s interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim and except as hereinafter provided, such Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by such party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnifying Party elects to defend against such claim, the Indemnified Party may participate in, but not control, any such defense or settlement at the sole cost and expense of the Indemnified Party. If the Indemnifying Party elects not to defend the Indemnified Party against such claim, then the Indemnified Party, without waiving any rights against such party, may settle or defend against any such claim in the Indemnified Party’s sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment (including all reasonable costs and expenses incurred by the Indemnified Party in so defending a claim); provided that, unless the Indemnifying Party otherwise agrees in writing, the Indemnified Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnifying Party. Notwithstanding any of the foregoing, if a settlement offer solely for money damages is made by a third party and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 8.3, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept, or (B) the aggregate Damages of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be entitled to subrogation, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or the claims of the Indemnified Party with respect to such claim.

          (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

          (d) The Indemnified Party’s failure to give reasonably prompt notice as required by this Section 8.5 of any actual, threatened or possible claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party except to the extent the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

     Section 8.6 Sole and Exclusive Remedy. Notwithstanding anything herein to the contrary, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement, or any breach or nonfulfillment, or alleged breach or nonfulfillment, of any covenant or agreement in this Agreement, which is discovered after the Initial Closing shall be the indemnification set forth in this Article VIII or as set forth in Section 10.1 if discovered prior to Initial Closing. In furtherance of the foregoing, the Buyer Indemnified Parties and the Seller Indemnified Parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that either the Buyer Indemnified Parties or the Seller Indemnified Parties may have against the Seller or the Buyer, as the case may be, arising under or based upon any Law (including any Law arising under or based upon any securities Law, common Law or otherwise). The Buyer Indemnified Parties hereby release each of the Seller’s, the Subsidiaries and the Foundation’s Managing Directors, Senior Directors, Directors, Managers, Chief Executive Officer, as well as each other officer and member of the Seller’s, the Subsidiaries or the Foundation’s board of directors or managers (as the case may be) from any and all claims by or liabilities to the Buyer, whether known or unknown, whether now existing or hereinafter discovered to exist, except to the extent that any such breach involved fraudulent or criminal activity. The Seller Indemnified Parties hereby release the Buyer’s directors and officers from any and all claims by or Liabilities of the Seller, whether known or unknown, whether now existing or hereinafter discovered to exist, except to the extent that any such breach involved fraudulent or criminal activity.

     Section 8.7 Characterization of Indemnification Payments. All amounts paid pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price for Tax purposes.

     Section 8.8 Separate Indemnification for Loan Purchase Agreements. Notwithstanding anything to the contrary herein, neither the Buyer nor the Buyer Indemnified Parties shall have any right to indemnification or other remedy under this Agreement for any Damages suffered, sustained, incurred or paid by the Buyer or the Buyer Indemnified Parties resulting from or arising out of any breach of any provision of, or other Liability in respect of, the Loan Purchase Agreements or the transactions contemplated thereby or otherwise relating to the Student Loan Portfolio, which indemnification and remedies shall be set forth (if at all) in the Loan Purchase Agreements. Notwithstanding any provision herein to the contrary, none of the provisions contained in Article VIII (other than 8.1(c) and this Section 8.8) or Section 9.3 hereof shall apply to any indemnification or remedy provisions set forth in the Loan Purchase Agreements with respect to breaches of the Loan Purchase Agreements.

ARTICLE IX
ADDITIONAL AGREEMENTS

     Section 9.1 Further Assurances. The parties hereto shall deliver any and all other instruments or documents required or reasonably requested by any other party to be delivered pursuant to, or necessary on proper in order to give effect to all of the terms and provisions of this Agreement; provided, however, that no party hereto shall be obligated to pay any additional out of pocket cost or suffer any additional liability to such requesting party in connection with such request. Without limiting the foregoing, to the extent any consent or approval of a third party is required to assign an instrument or agreement that is required to be assigned pursuant to this Agreement, the parties hereto shall cooperate reasonably with the other parties hereto and shall use commercially reasonable efforts prior to and after a Closing to obtain such consents or approvals.

     Section 9.2 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Buyer and the Seller (which shall not be unreasonably withheld or delayed). In this regard, the first announcement will follow execution and be made in a joint press release reasonably acceptable to all parties and in accordance with applicable Law. The Buyer and the Seller agree to cooperate in issuing any press release or other public announcement concerning this Agreement and the transactions contemplated hereby. Whenever practicable, the Buyer and the Seller shall each furnish to the other drafts of all such press releases or announcements prior to their release. Nothing contained in this Section 9.2 shall prevent any party from (i) at any time furnishing any information to any Authority as may be required by applicable Law or from making any disclosures required under the Securities Exchange Act of 1934, as amended, or under the rules and regulations of any national securities exchange on which such party’s shares of capital stock are listed or (ii) furnishing any information concerning the transactions contemplated hereby to such party’s officers, directors, shareholders, members, partners, Affiliates or representatives. Notwithstanding the foregoing, in the event of any disclosure pursuant to Section 9.2(i), such disclosing party shall provide the other party with written notice specifying in reasonable detail the nature and substance of such disclosure promptly after any such disclosure.

     Section 9.3 No Additional Representations; DISCLAIMER. The Buyer acknowledges that neither the Seller, the Foundation nor any other Person has made or makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Seller except as expressly set forth in this Agreement, and the Buyer further agrees that neither the Seller, the Foundation nor any other Person will have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any such information, including, without limitation, the Confidential Memorandum relating to the Seller which was provided to the Buyer or its representatives, and any information, document or material made available to the Buyer and its representatives in the “data room” management presentations or any other form in expectation of the transactions contemplated by this Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V, THE FOUNDATION, THE SUBSIDIARIES AND THE SELLER MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE FOUNDATION, THE SUBSIDIARIES, THE SELLER OR ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF THE FOUNDATION, THE SUBSIDIARIES OR THE SELLER, AND THE FOUNDATION, THE SUBSIDIARIES AND THE SELLER EXPRESSLY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY. EXCEPT

FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V, THE BUYER AGREES THAT IT IS PURCHASING THE PURCHASED ASSETS ON AN “AS IS” AND “WHERE IS” BASIS. The Buyer acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Seller and the Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of its own independent investigation.

     Section 9.4 DISCLAIMER Regarding Estimates and Projections. In connection with the Buyer’s investigation of the Seller and the Purchased Assets, the Buyer has received from or on behalf of the Seller certain estimates, forecasts, plans and financial projections. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and financial projections, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and financial projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and financial projections), and that the Buyer shall have no claim against the Seller or any other Person with respect thereto. Accordingly, the Foundation and the Seller make no representation or warranty (AND EXPRESSLY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY) with respect to such estimates, forecasts, plans and financial projections (including any such underlying assumptions).

     Section 9.5 Employees. The Buyer shall offer employment or consulting arrangements with the Buyer or its Affiliates to employees of the Seller and/or the Foundation identified in Schedule 9.5 attached hereto under the heading “Employees to be Hired by or on Contract with Nelnet upon Initial Closing” who satisfy the Buyer’s employment qualifications, under such terms as are mutually agreeable between the Buyer and such employees; provided that the Buyer’s terms shall include (i) salaries substantially equivalent to, or better than, the salaries currently paid to such employees and (ii) participation in the Buyer’s benefit plans in accordance with and subject to the Buyer’s customary and usual employment practices; provided further that those employees identified in Schedule 9.5 under the heading “At Will” shall be offered employment with the Buyer “at will” and those employees identified in Schedule 9.5 under the heading “Contract” shall be offered employment with the Buyer for a period of up to one (1) year pursuant to an individual employment or consulting agreement in form attached hereto as Exhibit F, as the case may be. The Seller and the Foundation shall cooperate reasonably with the Buyer’s efforts to enter into employment arrangements with the employees identified in Schedule 9.5. The Seller shall continue to employ those employees of the Seller listed on Schedule 9.5 attached hereto under the heading “Employees to be Retained by CEFI During the Transitional Period” for a period of time as requested by Buyer not to exceed 270 days from the Initial Closing (the “Transitional Employees”); provided, however, that the Buyer will reimburse the Seller for any and all costs, including salary and benefits, of employing the Transitional Employees. Except as set forth in the preceding sentence, the Seller shall continue to be responsible for any Liability in connection with any severance, retention or other compensation to employees of the Seller that results from the asset sale contemplated in this Agreement, as well as all costs associated with any of Seller’s employees who do not accept employment with the Buyer. The Seller and the Foundation agree, for the period of five (5) years following the

Initial Closing Date, not to solicit for employment any of the employees identified in Schedule 9.5; provided that nothing herein shall prohibit the Seller or the Foundation from making general media solicitations (or hires resulting therefrom) not specifically targeted at such employees so long as such media solicitations do not violate Section 9.6 hereof and provided further that such restriction on solicitation shall terminate and be of no further force and effect in the event that Buyer or its Affiliates breaches an Ancillary Agreement.

     Section 9.6 Noncompetition.

          (a) Each of the Seller and the Foundation agrees that, for a period of five (5) years following the Initial Closing Date, neither the Seller nor the Foundation may engage, either directly or indirectly, in owning, managing, operating, joining, controlling, being retained as a contractor or consultant by or on behalf of, or participating in any manner in the ownership, management, operation or control of or to be connected in any manner with any Person which in any way, directly or indirectly, is engaged in any activity which is directly or indirectly competitive with the Buyer or any of its Affiliates, except (i) for making, acquiring, servicing, holding and financing of Private Loans, (ii) as otherwise permitted or required pursuant to this Agreement, (iii) in the event that the Seller and/or the Foundation are required or permitted to retain or repurchase any FFELP Loan or (iv) in the event that it is necessary or advisable for the Foundation to purchase and hold any FFELP Loan incidental to the Foundation’s charitable mission, but in any event neither the Foundation nor any of its Affiliates shall hold or beneficially own FFELP Loans or interests therein having an aggregate outstanding principal balance in excess of $1.0 billion; provided, however, that any FFELP Loans that the Foundation or any of its Affiliates are required to repurchase pursuant to the terms of the Loan Purchase Agreements shall not be included in the $1.0 billion cap. Without limiting the generality of the foregoing, neither the Seller nor the Foundation shall, and each of the Seller and Foundation shall cause their then current officers, directors, employees, and agents not to take any of the following actions on behalf of the Seller or the Foundation (it being understood that such officers, directors, employees and agents shall not be restricted from taking any such action on their own behalf or on behalf of any entity other than the Seller or Foundation): contact any borrower, school or lender in order to originate, acquire, hold, service or finance any FFELP Loan. The parties acknowledge that a breach hereof will cause irreparable injury to the Buyer and that monetary damage would not provide an adequate remedy for such breach, and therefore the Buyer may elect to have this Section 9.6 specifically enforced by any court having equity jurisdiction. In the event either the Seller or the Foundation fails in any manner to observe the requirements of this Section 9.6, the Buyer shall be entitled to enforce such provisions through any remedy provided by Law, including but not limited to injunctive relief, and pursue such other remedies for relief which may be available pursuant to Law or this Agreement.

          (b) Should the Foundation seek to transfer ownership of any FFELP Loans, Buyer shall have a right of first refusal (on behalf of itself or one of its Affiliates) to purchase from the Foundation all such FFELP Loans on the terms and conditions of the proposed transfer. The Foundation shall give Buyer written notice of its intention to transfer ownership (the "Notice"), such Notice to include a description of the terms, prices and conditions upon which the Foundation proposes to transfer ownership. Buyer shall have fifteen (15) days from the date of receipt of such notice to elect to purchase said FFELP Loans by notifying the Foundation of its election within the fifteen (15) day period. If Buyer elects to purchase said loans, the closing of such purchase and sale shall take place within sixty (60) days (or as soon as otherwise mutually agreed) after the date of such election, on terms substantially comparable to those contained in the Loan Purchase Agreements. If Buyer does not elect to purchase the FFELP Loans, the Foundation may proceed with the proposed transfer of ownership, provided however, if the Foundation does not transfer such loans within one hundred eighty (180) days of the date they are offered to Buyer, or if the Foundation materially changes the terms and conditions of the transfer, the loans must be reoffered to Buyer as provided above before they can be transferred.

     Section 9.7 Transition of Preferred Lender Status. The Seller shall use commercially reasonable efforts to cooperate with and assist the Buyer following execution and public announcement of this Agreement in (i) communicating the transactions contemplated in this Agreement to educational institutions, and (ii) converting the lender identification number (LID) currently referenced by each education institution which has designated the Seller or any of its Affiliates as a preferred lender at such educational institution to a new LID designated by the Buyer. The Seller hereby grants (and shall cause the Subsidiaries to grant) to the Buyer and its Affiliates authority to process second and other subsequent disbursements and new applications with respect to Portfolio B FFELP Loans following the Initial Closing Date.

     Section 9.8 Continuation of Seller. For a period of one (1) year after the Initial Closing Date, the Seller shall maintain its corporate existence and not liquidate or dissolve. Within thirty (30) days after the Initial Closing Date, the Seller shall (and within 5 business days after the date on which the indebtedness of the Subsidiaries have been retired, each of the Subsidiaries shall) change their respective names to ones that do not contain the word “Chela.” After the Initial Closing Date, the Seller and its Subsidiaries shall not use the word “Chela” in any marketing materials for Seller and its Subsidiaries.

     Section 9.9 Unassigned Agreements. In the event that the Seller is unable to obtain consents to or approvals of assignments of any of the Assumed Contracts in which such consents or approvals are expressly required, then (i) such Assumed Contract shall not be assigned to the Buyer until such time as the Seller obtains such consents and the Buyer shall not assume any Liability in connection therewith until such time as the Seller obtains such consents, and (ii) other than with respect to Third Party Servicing Agreements, the Seller shall use commercially reasonable efforts to afford the Buyer the benefits of any such Assumed Contract following the Initial Closing Date.

ARTICLE X
TERMINATION

     Section 10.1 Termination. This Agreement may be terminated at any time prior to the Initial Closing:

          (a) by the mutual written consent of the Buyer, the Foundation and the Seller;

          (b) by the Buyer by giving written notice to the Seller at any time (i) in the event the Seller has breached any material representation, warranty or covenant contained in this

Agreement in any material respect, the Buyer has notified the Seller of the breach and the breach has continued uncured for a period of fifteen (15) days after the notice of breach, or (ii) if the Initial Closing Date shall not have occurred on or before six (6) months from the date hereof by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from the Buyer breaching any representation, warranty or covenant contained in this Agreement); or

          (c) by the Seller by giving written notice to the Buyer at any time (i) in the event the Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach and the breach has continued uncured for a period of fifteen (15) days after the notice of breach, or (ii) if the Initial Closing Date shall not have occurred on or before the six (6) month anniversary of the date hereof by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from the Seller breaching any representation, warranty or covenant contained in this Agreement).

          (d) by the Seller or the Foundation by giving written notice to the Buyer at any time that the Seller or the Foundation, as the case may be, is accepting and entering into one or more definitive agreements providing for or embodying a Superior Third Party Offer pursuant to Section 6.5 hereof, provided that the Termination Fee is paid to the Buyer pursuant to such Section 6.5.

     Section 10.2 Effect of Termination. Termination of this Agreement pursuant to this Article X shall terminate all obligations of the parties hereunder (except for the liability of any party then in breach), except for the obligations under the Confidentiality Agreement, Section 6.5 hereof regarding the Termination Fee, this Section 10.2, and Article XI.

ARTICLE XI
MISCELLANEOUS

     Section 11.1 Notices. Any notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and, except as otherwise specified in writing, shall be given by personal delivery, facsimile transmission, Federal Express or UPS (or other similar courier service) or by registered or certified mail, postage prepaid, return receipt requested (i) if to the Seller, 388 Market Street, 12th Floor, San Francisco, California 94111, telecopy: (415) 283-2888, attention: Chief Executive Officer, and copy to Daniel H. Aronson, Esq., Greenberg Traurig, P.A., 401 East Las Olas Boulevard, Suite 2000, Fort Lauderdale, Florida 33301, telecopy: (954) 765-1477, (ii) if to the Foundation, 201 Mission Street, Suite 1380, San Francisco, CA 94105, telecopy: (415) 541-7211, attention: Chief Executive Officer, and to Ann C. McMillan, Esq., Caplin & Drysdale, Chartered, One Thomas Circle, N.W., Washington, D.C. 20005, (iii) if to the Buyer, to the addresses for notices set forth on the signature pages hereto (with copies, as applicable, as set forth on such signature pages), or to such other addresses as any party hereto may from time to time give notice of (complying as to delivery with the terms of this Section 11.1) to the other. Notice by registered or certified mail shall be effective three (3) days after deposit in the United States mail. Notice by any other permitted means will be effective upon receipt.

     Section 11.2 Entire Agreement. This Agreement and any other agreement entered into in connection herewith and the confidentiality letter agreement, dated April 15, 2005, between the Buyer and the Seller (the “Confidentiality Agreement”) constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, representations, negotiations and discussions, both written and oral, among the parties hereto with respect thereto. This Agreement may not be altered or otherwise amended except pursuant to an instrument in writing signed by the parties hereto.

     Section 11.3 Benefits; Binding Effect; Assignment. This Agreement shall be for the benefit of and binding upon the parties hereto, their respective successors and, where applicable, assigns. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior approval of the other parties; provided, however, that (i) before the Initial Closing is effected, the Buyer may (A) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (B) designate one or more of its Affiliates to perform its obligations hereunder (but in any or all of such cases the Buyer shall nonetheless remain responsible for the performance of all of its and its Affiliates’ obligations hereunder), and (ii) after the Initial Closing is effected, any or all of the rights and interests of the Buyer hereunder may be assigned as collateral security to any lender or lenders (including any agent for any such lender or lenders) providing financing to the Buyer in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent.

     Section 11.4 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

     Section 11.5 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective successors and permitted assigns.

     Section 11.6 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited on unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 11.7 Expenses; HSR Fees. Except as otherwise provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection with this Agreement and the other Documents and the transactions contemplated hereby and thereby shall be paid by the parties incurring such expenses; provided, however, that, in the event of a termination of this

Agreement pursuant to Section 10.1(c)(i) hereof, the Buyer shall be required to pay all legal, accounting and other costs and expenses of the Foundation and the Seller incurred in connection with their respective due diligence, drafting and negotiation of this Agreement, the Documents and the transactions contemplated hereby and thereby, and that in the event of a termination of this Agreement pursuant to Section 10.1(b)(i) hereof, the Seller shall be required to pay all such costs and expenses incurred by the Buyer. Notwithstanding the foregoing, the Seller and the Buyer shall share evenly the filing fees required in connection with filings made under the Hart-Scott-Rodino Act; provided, however, that the Buyer shall be liable for the full cost of such filings fees in the event of termination by (i) the Seller pursuant to Section 10.1(c)(i) or (ii) the Buyer for any reason or event not specifically set forth in Article X, and that the Seller and the Foundation shall be liable for the full cost of such filing fees in the event of termination under Section 10.1(b)(i) or Section 10.1(d) hereof (subject, with respect to a termination under Section 10.1(d), to the limitations of any Termination Fee payable in connection therewith).

     Section 11.8 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever (excluding Income Tax liability of the Seller or the Foundation), applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Buyer.

     Section 11.9 Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

     Section 11.10 Counterparts. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts (including by means of facsimile or electronic transmission), each of which shall be deemed to be one and the same instrument,

     Section 11.11 Prevailing Party. In the event of any arbitration or litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay all reasonable fees and expenses of counsel for the prevailing party.

     Section 11.12 Submission to Jurisdiction; Waiver of Inconvenient Forum. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court of Delaware and of any Delaware State Court sitting in Wilmington for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     Section 11.13 Governing Law; Waiver of Jury Trial.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE,

WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.

          (b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

     Section 11.14 Loan Purchase Agreements to Govern. Except as otherwise provided below, in the event of any inconsistency between the provisions of this Agreement and the Loan Purchase Agreements as they relate to the purchase and sale of the Student Loan Portfolio, the provisions of the Loan Purchase Agreements shall govern. Irrespective of any inconsistency between the provisions of this Agreement and the Loan Purchase Agreements, and notwithstanding anything herein to the contrary:

          (a) the provisions of the Loan Purchase Agreements shall expressly be subject to the following:

(i)	notwithstanding Section 4(h) of the Loan Purchase Agreements, if the “Corporation” (as defined in the Loan Purchase Agreements) does not have adequate funds to consummate the purchase of FFELP Loans as provided therein or otherwise is unable or unwilling to perform its obligations thereunder for any reason, then the Buyer shall substitute itself or an Affiliate to so consummate such purchase and, upon such substitution, any condition in the Loan Purchase Agreements relating to adequacy of funds shall be deemed waived by Buyer; and

(ii)	Sections 2.1(a)(i), (ii), (iii) and (iv), 2.2, 2.5 and 6.5 of this Agreement shall govern the purchase price, schedule of Closings, identity of the FFELP Loans to be sold and purchased under the terms of the Loan Purchase Agreements and restrictions on solicitation or acceptance of or responses to competing offers.

          (b) the following provisions of this Agreement shall expressly not be applicable to the purchase and sale of any portion of the Student Loan Portfolio pursuant to the Loan Purchase Agreements:

(i)	Article VIII hereof (except for Section 8.8 hereof); and

(ii)	Section 9.3 of this Agreement.

     Section 11.15 Nature of Transaction. The nature of the transaction contemplated herein is that of a sale and purchase of certain assets of the Seller, and is not intended to be, nor shall it be construed as, a merger, consolidation or other type of transaction.

[SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written,

CHELA EDUCATION FINANCING, INC. By: /s/ Douglas H. Dolton Name: Douglas H. Dolton Title: President

THE EDUCATION FINANCING FOUNDATION OF CALIFORNIA By: /s/ Author E. Hughes Name: Author E. Hughes Title: Chairman of the Board

NELNET, INC. By: /s/ Terry J. Heimes Name: Terry J. Heimes Title: Chief Financial Officer

Buyer’s Address for Notices:

Attention: Terry J. Heimes
121 South 13th Street, Suite 201
Lincoln, Nebraska 68508
Telecopy No.: 402.458.2294

With a copy to:

Daniel F. Kaplan
Perry, Guthery, Haase & Gessford, P.C., L.L.O.
233 South 13th Street, Suite 1400
Lincoln, Nebraska 68508
Telecopy No.: 402.476.0094

And a copy to:

William J. Munn
3015 South Parker Road, Suite 400
Aurora, Colorado 80014
Telecopy No.: 303.696.5640